EXHIBIT 10.1

                   Purchase and Sale Agreement

                          By and Among

                     Baptist Health System,

                 VHS San Antonio Partners, L.P.,

                               and

                  Vanguard Health Systems, Inc.




                   Dated as of October 8, 2002

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	List of Schedules and Exhibits

Schedule 1.1        Permitted Life Safety Repair Report
Schedule 1.2(g)(i)  Seller's Knowledgeable Persons
Schedule 1.2(g)(ii) Buyer's Knowledgeable Persons*
Schedule 2.1(a)     Real Property
Schedule 2.1(b)     Personal Property
Schedule 2.1(c)     Net Working Capital
Schedule 2.1(e)     Assumed Contracts
Schedule 2.1(f)     Transferred Permits and Licenses
Schedule 2.1(g)     Intellectual Properties and Information Systems
Schedule 2.2(a)     Seller's Retained Records
Schedule 2.2(h)     Seller, Foundation or New Foundation Retained Assets
Schedule 2.2(m)     Excluded Intellectual Properties and Information Systems
Schedule 2.2(o)     Excluded Claims Against Third Persons
Schedule 2.2(p)     Other Excluded Assets
Schedule 2.3(a)     Assumed Debt
Schedule 23(b) 	    Assumed Liabilities
Schedule 2.3        Certain Assumed Liabilities
Schedule 2.7        Allocation of Purchase Price
Schedule 3.2        Powers; Consents; Absence of Conflicts; Etc.
Schedule 3.4        Subsidiaries and Third Party Rights
Schedule 3.5        Legal and Regulatory Compliance
Schedule 3.6        Financial Statements*
Schedule 3.7        Operation of the Hospital Businesses
Schedule 3.8        Recent Activities
Schedule 3.9        Accounts Receivable; Inventory
Schedule 3.10       Equipment
Schedule 3.11       Personal Property Encumbrances
Schedule 3.12       Real Property Encumbrances
Schedule 3.13       Environmental Matters
Schedule 3.15       Insurance
Schedule 3.16       Permits and Licenses
Schedule 3.17       Hospital Accreditations
Schedule 3.18       Agreements and Commitments
Schedule 3.19       Contracts
Schedule 3.20       Employees and Employee Relations
Schedule 3.21       Seller's Employee Benefit Plans
Schedule 3.22       Litigation and Proceedings
Schedule 3.23       Taxes
Schedule 3.24       Medical Staff; Physician Relations
Schedule 3.25       Restricted Assets
Schedule 3.26       Brokers and Finders
Schedule 5.5        Buyer's Employee Benefit Plans*
Schedule 5.11       Legal and Regulatory Compliance*

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Schedule 5.12       Government Payment Programs; Accreditations*
Schedule 5.13       Litigation and Proceedings*
Schedule 6.1        Exceptions to Seller's Operations
Schedule 6.2        Exceptions to Seller's Negative Covenants
Schedule 6.10       The Real Property in Respect of the Special Synthetic Lease
Schedule 9.3        Seller Required Consents
Schedule 12.2       Noncompetition Exceptions*
Schedule 13.2       Buyer's Charity Care Commitment*
Schedule 13.3       Core Services

Exhibit A      	    Certificate of Preferred Stock Designations, Preferences and
		    Rights
Exhibit B      	    8.18% Convertible Subordinated Note due 2012
Exhibit C      	    Joinder in Purchase and Sale Agreement
Exhibit D      	    Agreement between the Shareholders
Exhibit E      	    License Agreement
Exhibit F      	    Seller's Charity Care Policy

     * See Section 17.1(b)

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		Purchase and Sale Agreement

     This Purchase and Sale Agreement, made and entered into effective as of October 8, 2002, is by and among Baptist Health
System, a Texas non-profit corporation ("Seller"), VHS San
Antonio Partners, L.P., a Delaware limited partnership ("Buyer"), and Vanguard Health Systems, Inc., a Delaware corporation
("Vanguard").

			Recitals:

     Whereas, Seller owns and operates the Hospitals (defined herein) and, directly and through various Affiliates, owns, leases, manages or otherwise operates the Hospital Business
(defined herein) located in San Antonio, Texas;

     Whereas, Seller desires to sell and Buyer desires to purchase substantially all of the operating assets, real, personal and mixed, tangible and intangible, owned by Seller and associated with or employed in the conduct of the Hospital
Businesses, including the Hospitals (other than the Excluded
Assets (as defined herein)); and

     Whereas, Seller has concluded that the transactions contemplated by this Agreement are in its best interests and consistent with its charitable mission of the promotion of health to the community served by the Hospitals.

     Now, Therefore, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties, intending to be legally bound, agree as follows:

1.0. Definitions and References

     1.1. Definitions:   As used in this Agreement, and unless the
context requires a different meaning, the following terms have the meanings given:

          Accounts Receivable: all accounts receivable of the Hospital Businesses, accrued and unaccrued, including Government Payment Program receivables and accounts that have been written off, but excluding all Cost Report settlement amounts, risk pools (whether a credit balance or a debit balance) and amounts due from Affiliates;

          Accrued PTO: as of Closing, the unused sick leave, personal day and vacation accumulations of the Hired Employees (whether in such form or in the form of paid time off or extended illness bank plans), and the estimated employer share of FICA Tax thereon, but only to the extent accrued in the Closing Balance Sheet;

          ADR: defined in Section 16.3;

          Advisory Board: defined in Section 13.1;

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          Affiliate: any Person that, directly or indirectly
     through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by contract or otherwise;

          Affiliated Group: any affiliated group within the meaning of section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law;

          Agreement: this Purchase and Sale Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

          Alternative Proposal: defined in Section 6.4(a);

          Articles: articles of the Agreement;

          Assets: all assets, real property, personal and mixed property of every kind, character or description, known or unknown, tangible or intangible, other than the Excluded Assets, owned or leased by Seller and its Subsidiaries in connection with their operation of the Hospital Businesses, wherever located and whether or not reflected in the Financial Statements, including Seller's or any of Seller's Subsidiaries' interest in the Joint Ventures;

          Assumed Contracts: the Contracts listed or described on Schedule 2.1(e), the Immaterial Contracts, and the Omitted Contracts, but excluding Omitted Contracts that are determined pursuant to Section 17.1(d) to not be Assumed Contracts;

          Assumed Debt: the outstanding amount as of the Closing
     Date of any long-term indebtedness and capitalized lease obligations of Seller (including the current portions thereof) described on Schedule 2.3(a);

          Assumed Liabilities: (i) the current liabilities in Net Working Capital, including Accrued PTO, but only to the extent accrued on the Closing Balance Sheet; (ii) Unbooked Employee Benefits; (iii) all obligations of Seller arising on or after the Closing Date with respect to any period commencing on or after the Closing Date under the Assumed Contracts; (iv) all liabilities relating to Buyer's operation of the Hospital Businesses arising on or after the Closing Date with respect to any period on or after the Closing Date; (v) liabilities initially allocable to Seller to the extent of amounts paid by Seller to Buyer with respect to such liability for any proration under
     Section 2.6; and (vi) the other liabilities and obligations, if any, described on Schedule 2.3(b) if and to the extent Buyer receives a credit against the Purchase Price as provided in Section 2.5;

          Audited Financial Statements: the audited consolidated balance sheets of Seller as of August 31, 2000, 2001 and 2002, and the audited consolidated statements of revenue and expenses, and audited consolidated statements of cash flows for the fiscal years then ended,

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     together with the notes thereto and the report thereon of
     BDO Seidman, LLP, independent certified public accountants to be provided pursuant to Section 6.3(b);

          Authorized Individuals: defined in Section 16.2;

          Basket Amount: defined in Section 15.2(b);

          BCFS: Baptist Child and Family Services, a Texas non-profit corporation;

          BGCT: The Baptist General Convention of Texas or any committee thereof duly authorized to take action with respect to approval of the matters contemplated by this Agreement;

          Buyer: VHS San Antonio Partners, L.P., a Delaware limited partnership;

          Buyer Employee Benefit Plans: defined in Section 5.5;

          Buyer's Indemnified Persons: Buyer, Vanguard, and their
     Affiliates, successors and assigns from time to time, and their respective partners, Affiliates, directors, trustees, officers, employees, agents and representatives;

          Cash Portion of the Purchase Price: defined in Section
     2.5(c);

          Closing: defined in Section 11.1;

          Closing Balance Sheet: the unaudited consolidated balance sheet of Seller as it relates to the Hospital
     Businesses as of the close of business on the day immediately prior to the Closing Date;

          Closing Date: the date as of which the Closing occurs;

          Closing Documents: the Shareholders' Agreement, certificates representing the General Partner Shares, certificates representing the Preferred Shares, the Subordinated Note and all other instruments, agreements, certificates or other documents executed or delivered by any Party to another Party at Closing;

          COBRA: the Consolidated Omnibus Budget Reconciliation
     Act of 1986, as amended;

          Code: the Internal Revenue Code of 1986, as amended;

          Commercially Reasonable Efforts:   means efforts that
     are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions provided for by this Agreement and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are customary and reasonable in nature and amount in the context of the transaction.

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          Contracts: all written or oral contracts, leases,
     licenses and agreements relating to the Assets or the operation of the Hospital Businesses to which Seller is a party or by which Seller or any of the Assets are bound, including agreements with payers, physicians and other providers, agreements with health maintenance organizations, independent practice associations, preferred provider organizations and other managed care plans and alternative delivery systems, joint venture and partnership agreements, management, employment, retention and severance agreements, vendor agreements, real and personal property leases and schedules, maintenance agreements and schedules, agreements with municipalities and labor organizations, and bonds, mortgages and other loan agreements;

          Controlled Group: with respect to Seller, a group consisting of each trade or business (whether or not incorporated) which, together with Seller, would be deemed a "single employer" within the meaning of section 4001(a)(14) of ERISA;

          Core Services: those core hospital services described in Section 13.3;

          Cost Reports: all cost and other reports filed pursuant to the requirements of the Government Payment Programs for payment or reimbursement of amounts due from them;

          Draft Schedules: defined in Section 17.1;

          EBITDA: for any period, the net income or loss of the Hospital Businesses for such period plus interest expense (net of interest income) during such period, plus the provision for income taxes for such period, and plus the amount of all amortization and depreciation deducted in such period;

          Effective Date: the date as of which this Agreement was entered into by the Parties, as set forth on the first page of this Agreement;

          Employee Benefit Plan: any (1) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (2) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer
     Plan), (3) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (4) Employee Welfare Benefit Plan or material fringe benefit plan or program;

          Employee Pension Benefit Plan: defined in section 3(2) of ERISA;

          Employee Welfare Benefit Plan: defined in section 3(1) of ERISA;

          Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, rights of first refusal, options to purchase and other encumbrances (including limitations on pledging or mortgaging any of the Assets), and Contracts to create in the future any such Encumbrance or suffer any of the foregoing;

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          Environmental Laws: any and all Legal Requirements
     relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern;

          ERISA: the Employee Retirement Income Security Act of
     1974, as amended;

          ERISA Fiduciary: defined in section 3(21) of ERISA;

          Exchange Act: the Securities Exchange Act of 1934, as amended from time to time;

          Excluded Assets: defined in Section 2.2;

          Excluded Liabilities: any and all liabilities of Seller other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising prior to or after Closing;

          Final Schedules: defined in Section 17.1;

          Financial Statements: the Audited Financial Statements,
     Unaudited Financial Statements, Special Audited Financial
     Statements, Closing Balance Sheet, and the financial statements described in Section 6.3(b);

          Foundation: Baptist Health System Foundation, a Texas non-profit corporation;

          General Partner: VHS Acquisition Subsidiary Number 5,
     Inc., a Delaware corporation;

          General Partner Shares: the shares of common stock of the General Partner to be issued to Seller at Closing pursuant to the Shareholders' Agreement;

          Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision;

          Government Payment Programs: federal and state
     Medicare, Medicaid and Tricare plan programs, and similar or successor programs with or for the benefit of Governmental
     Authorities;

          Hill-Burton Act: the Public Health Service Act, 42
     U.S.C. 291, et seq.;

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          Hired Employees: those employees of Seller or its
     Affiliates who accept in writing Buyer's written offer of employment as of the Closing Date and those employees of Seller or its Affiliates employed by Buyer under written Assumed Contracts;

          Hospitals: the following hospitals located in San Antonio, Texas: the Baptist Medical Center, a general acute care hospital at 111 Dallas Street, San Antonio, Texas 78205; Northeast Baptist Hospital, a general acute care hospital at 8811 Village Drive, San Antonio, Texas 78217; Southeast Baptist Hospital, a general acute care hospital at 4214 E. Southcross, San Antonio, Texas 78222; North Central Baptist Hospital, a general acute care hospital at 520 Madison Oak, San Antonio, Texas 78258; and St. Luke's Baptist Hospital, a general acute care hospital at 7930 Floyd Curl Drive, San Antonio, Texas 78229;

          Hospital Businesses: all healthcare businesses owned, leased or otherwise operated or conducted by Seller, including the business of the Hospitals; provided that Hospital Businesses shall not include the businesses operated by the Joint Ventures;

          HSR Act: the Hart-Scott-Rodino Antitrust Improvements
     Act of 1976, as amended;

          Immaterial Contract: Any Contract not otherwise described in any of paragraphs (a) through (g) of Section
     3.18 that (i) requires the future payment by Seller of $75,000 or less or the future performance by Seller of services having a value of $75,000 or less, or (ii) is terminable by Seller at any time without cause upon notice of 90 days or less, and that requires during the period prior to termination the payment of $75,000 or less or the future performance of services having a value of $75,000 or less;

          Indemnified Party: any Person entitled to indemnification under Article 15;

          Indemnifying Party: any Person obligated to indemnify another Person under Article 15;

          Independent Accountant: defined in Section 2.5(c);

          Information Systems: the software, hardware, application programs and similar systems described in
     Schedule 2.1(g) that are owned, licensed or leased by Seller or its Subsidiaries for use in the Hospital Businesses;

          Initiating Party: defined in Section 16.2;

          Institute of Health Education: an operating division of Seller that provides allied professional health training through its Schools of Professional Nursing, Surgical
     Technology, Medical Imaging and Vocational Nursing;

          Intellectual Properties: the marks, names, trademarks, service marks, patents, patent rights, assumed names, logos and copyrights owned by Seller and its Subsidiaries
     (including variants of and applications for the foregoing);

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          Inventory: all supplies, inventory and materials used
     or consumed in the Hospital Businesses, including inventory included in the physical count described in Section 2.5(b) that was expensed but not consumed, but excluding inventory held on consignment;

          Investments: shares of capital stock of any corporation, interests in partnerships or limited liability companies, or other equity or debt instruments in any other
     Person, and proceeds from the sale thereof;

          Joinder Agreement: defined in Section 4.1;

          Joint Ventures: North Central Baptist Imaging Center, Northeast Baptist Imaging Center, Southeast Baptist Imaging Center, Baptist Imaging Center, Lexington MR, Ltd., South Texas MRI, Ltd., Northeast Baptist Ambulatory Surgery Center, LLC, Medical Center Towers, Ltd., and Stone Oak Medical Office Building, Ltd., Texas Airlife (subject to the provisions of Section 6.11), and, subject to consummation prior to Closing of the transaction described in clause (i) of Section 6.10, the PHO;

          Laundry Cooperative: Hospital Laundry Cooperative
     Association, a Texas non-profit corporation;

          Legal Requirements: with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, and final and uncontested orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person's assets or businesses;

          License Agreement: defined in Section 11.3(b)(ii);

          Losses: any and all damages, claims, costs, losses, liabilities, expenses or obligations (including Taxes, interest, penalties, court costs and reasonable attorneys' and accountants' fees and expenses);

          Material Adverse Effect: a material adverse effect, either individually or in the aggregate, on the business, assets, liabilities, financial condition or results of operations of Seller or the Hospital Businesses or Vanguard, as the case may be, taken as a whole, but excluding the effect of (i) matters described in any Schedule, other than any supplemental Schedule delivered pursuant to Section 17.1, or in the case of Vanguard, matters described in the Vanguard SEC Documents filed on or before the Effective Date, (ii) events or circumstances affecting or relating to the future prospects of Seller and the Hospital Businesses or Vanguard, as the case may be, (iii) changes in the economy of the United States in general, and (iv) changes in Legal Requirements or Government Payment Programs generally applicable to owners or operators of general acute care hospitals in San Antonio, Texas, in the case of Seller and in the areas of Vanguard's operations, in the case of Vanguard, and without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to have occurred if there is any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has resulted in or could

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     reasonably be expected to result in either (i) net patient revenue of the Hospital Businesses for any three-month period (commencing with the three month period ended September 30, 2002) being less than 90% of the net patient revenue of the Hospital
     Businesses, as the case may be, for the comparable three-month period in the prior year, or (ii) adjusted days of the Hospital Businesses for any three-month period (commencing with the three month period ended September 30, 2002) being less than 88% of the adjusted days of the Hospital
     Businesses, as the case may be, for the comparable three-month period in the prior year (in each case as net patient revenue and adjusted days are reported in the Financial
     Statements of Seller);

          Materials of Environmental Concern: chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, petroleum and petroleum products, including hazardous wastes under the Resource, Conservation and Recovery Act, 42 U.S.C. 6903 et seq., hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, and low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder;

          Multiemployer Plan: defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA;

          Net Working Capital: the difference between (i) those certain current assets identified on Schedule 2.1(c) as being acquired by Buyer and (ii) those certain current liabilities identified on Schedule 2.3(a) or Schedule 2.3(b) as being assumed by Buyer, but excluding from such calculation any Excluded Assets and Excluded Liabilities;

          New Foundation: a new foundation that Seller may decide to form between the Effective Date and the Closing Date which, if so formed, will be funded with a portion of the proceeds of the transactions described in this Agreement;

          Neutral: defined in Section 16.4;

          Omitted Contracts: those Contracts of Seller relating to the Hospital Businesses (i) that are not listed or described on Schedule 2.1(e), (ii) that are not Immaterial Contracts, and (iii) that are discovered after Closing;

          Other Plan: any Contract, program or arrangement which provides cash or non-cash benefits or perquisites to current or former employees of Seller or Buyer, as the case may be, but which is not an Employee Benefit Plan;

          Party: any party to this Agreement, its successors and assigns;

          Party in Interest: a "party in interest" as defined in
     section 3(14) of ERISA, and a "disqualified person" as defined in the Code or Treasury Regulations issued pursuant thereto;

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          PBGC: the Pension Benefit Guaranty Corporation;

          Permits: defined in Section 3.16;

          Permitted Encumbrances: the Permitted Personal Property
     Encumbrances and the Permitted Real Property Encumbrances;

          Permitted Life Safety Repairs: those capital expenditures relating to life and safety repair issues set forth on a report attached as Schedule 1.1, provided that Seller shall give Buyer reasonable prior written notice of its intent to make each such repair and coordinate reasonably with Buyer's Vice President - Facilities Development in the actual manner of making each such repair;

          Permitted Personal Property Encumbrances: those
     Encumbrances described in Schedule 3.11 that are described therein as being Permitted Personal Property Encumbrances;

          Permitted Real Property Encumbrances: those
     Encumbrances described in Schedule 3.12 that are described therein as being Permitted Real Property Encumbrances;

          Permitted Transferee: any one or more of (i) Vanguard,
     (ii) any Subsidiary of Vanguard, (iii) any Person that acquires all or substantially all of the shares of capital stock of Vanguard and its Subsidiaries (including by merger with or consolidation into such other Person), (iv) any Person that acquires all or substantially all of the assets and properties of Vanguard and its Subsidiaries, and (v) any Person who is a lender or other "Secured Creditor" under and pursuant to the Principal Credit Agreement;

          Person: any individual, company, body corporate, association, partnership, firm, joint venture, trust or trustee;

          PHO: the BHS Physician Hospital Organization, a Texas non-profit corporation in which the Memorial Health
     Foundation has a 50% interest;

          Post-Closing Adjustments: defined in Section 2.5(c);

          Preferred Shares: 30,000 shares of Vanguard Payable in
     Kind Cumulative Redeemable Convertible Preferred Stock,
     Series B, $0.01 par value per share, having the rights, designations and preferences described in Exhibit A;

          Prepaids: the prepaid expenses and deposits of the Hospital Businesses identified on Schedule 2.1(c) as being included in Net Working Capital;

          Principal Credit Agreement: that certain Credit Agreement, dated as of July 30, 2001, by and among Vanguard, as borrower, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Wachovia Bank, National Association (formerly known as First Union National Bank) and General Electric Capital Corporation, as

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     Co-Documentation Agents, as the same may be amended, modi
     fied, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and includes any agreement extending the maturity of, refinancing or restructuring (including but not limited to including additional borrowers or guarantors or increasing the amount borrowed under such agreement) all or any portion of the indebtedness under such agreement or any successor agreements, whether or not with the same agent, trustee, representative lenders or holders, and all notes, guarantees, pledge agreements, security agreements, mortgages and other instruments, agreements, certificates or documents executed pursuant to any of the foregoing by Vanguard or by Buyer;

          Prohibited Transaction: defined in section 406 of ERISA and section 4975 of the Code;

          Projections: the financial assumptions and projections prepared by Vanguard with respect to Vanguard's business, dated September 27, 2002, delivered to Seller prior to the Effective Date;

          Purchase Offer: defined in Section 13.11;

          Purchase Price: defined in Section 2.5(a);

          Real Property: all real property legally owned or leased by Seller and its Subsidiaries and used in the conduct of the Hospital Businesses, as more particularly described on Schedule 2.1(a), together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto;

          Reportable Event: defined in section 4043 of ERISA;

          Responding Party: defined in Section 16.2;

          Schedules: the schedules attached to this Agreement and incorporated herein by reference;

          SEC: the Securities and Exchange Commission;

          Securities Act: the Securities Act of 1933, as amended from time to time;

          Sections: sections of the Agreement;

          Seller: Baptist Health System, a Texas non-profit corporation;

          Seller's Indemnified Persons: Seller and its
     Affiliates, successors and assigns, and their respective
     Affiliates, directors, trustees, officers, employees, agents and representatives;

          Shareholders' Agreement: defined in Section 11.3(b)(i);

          Signing Schedules: defined in Section 17.1;

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          Special Audited Financial Statements: the audited
     consolidated balance sheet of Seller as of August 31, 2000, and the audited consolidated statement of revenues and expenses, and audited consolidated statement of cash flows for the fiscal year then ended, together with the notes thereto and the report therein of BDO Seidman, LLP, independent certified public accountants;

          Special Capital Expenditures: defined in Section
     2.5(a);

          Special Synthetic Lease: the lease instrument in respect of the Real Property described on Schedule 6.10;

          Submission Date: defined in Section 16.3;

          Subordinated Note: the Vanguard 8.18% Convertible
     Subordinated Note Due 2012 to be issued to Seller at Closing in the original principal amount of $17,641,800 and in substantially the form attached as Exhibit B;

          Subsidiary: with respect to any Person, (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests (however designated) entitled without regard to the occurrence of any contingency to vote in the election of directors is owned by such Person directly or through one or more Subsidiaries of such Person and (b) any entity other than a corporation of which at least a majority of the equity interest (however designated) entitled without regard to the occurrence of any contingency to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person. The Subsidiaries of Seller are the Baptist Health System Foundation, Baptist Venture Corp., BHS Medical Services Corporation, BMHS Healthcare Corporation, and, subject to consummation prior to Closing of the transaction described in clause (i) of
     Section 6.10, Memorial Professional Services, Inc.;

          Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, net worth, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, recording, stamp, sales, use, service, service use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Tax, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not;

          Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

          Texas Airlife: Texas Airlife, Inc., a non-profit corporation of which the Seller and the Bexar County Hospital District located in San Antonio, Texas and doing business as University Health System are the sole sponsors through their equal rights to appoint its Board of Directors;

          Unaudited Financial Statements: the unaudited consolidated balance sheets of Seller as of August 31, 2000, 2001 and 2002, and the unaudited consolidated statements of revenue and expenses and unaudited consolidated statements of cash flows for the fiscal years then ended, included in
     Schedule 3.6;

          Unbooked Employee Benefits: (i) all unused sick leave, personal day and vacation accumulations of the Hired Employees (whether in such form or in the form of paid time off or extended illness bank plans) and the estimated employer share of FICA Tax thereon, all to the extent not otherwise included in Net Working Capital, (ii) unaccrued contingent liabilities for recruitment bonuses for nurses payable 25% upon commencement of employment with Seller, 25% upon completion of one year's employment and 50% upon completion of two years' employment and (iii) unaccrued commitments for tuition reimbursement described in Section 7.3(f);

          Vanguard: Vanguard Health Systems, Inc., a Delaware corporation;

          Vanguard Financial Statements: the audited consolidated balance sheet of Vanguard as of June 30, 2002, and the audited consolidated statement of revenue and expenses, and audited consolidated statement of cash flows for the fiscal years then ended, together with the notes thereto and the report thereon of Vanguard's independent certified public accountants;

          Vanguard SEC Documents: defined in Section 5.8;

          WARN Act: the Worker Adjustment and Retraining
     Notification Act, 29 U.S.C. 2101-2109.

     1.2. Certain References. As used in this Agreement, and unless the context requires otherwise:

	(a) References to "include" or "including" mean including without limitation;

	(b) References to "partners" include general and limited partners of partnerships and members of limited liability companies;

	(c) References to "partnerships" include general and limited partnerships, joint ventures and limited liability companies;

	(d) References to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

	(e) References to any Legal Requirements or law are references to those Legal Requirements or that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder; provided that with respect to any representation and warranty hereunder, references to Legal Requirements or law shall be to those Legal Requirements or that law that is in effect on the date such representation and warranty is made, re-made or affirmed;

	(f) References to time are references to San Antonio, Texas time;

	(g) References to knowledge, including the qualification of any representation, warranty or other statement in this Agreement by the words "known" or "knowingly" or by the phrase "to the best knowledge" or by any variant thereof means as of the date hereof
     (i) in the case of Seller, actual knowledge of each of the Persons whose names are set forth on Schedule 1.2(g)(i), after due inquiry by Seller of such Persons, but no further inquiry by such Persons, and (ii) in the case of Buyer or Vanguard, actual knowledge of each of the Persons whose names are set forth on
     Schedule 1.2(g)(ii), after due inquiry by Buyer or Vanguard of such Persons, but no further inquiry by such Persons;

	(h) The gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural; and

	(i) The Table of Contents, the division of this Agreement into Articles and Sections, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2.0. Purchase and Sale of Assets and Related Matters

     2.1. Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances, the Assets, including the following:

	(a)  The Real Property described in Schedule 2.1(a);

	(b) All equipment (including medical and computer equipment at the Hospital Businesses), vehicles, furniture and furnishings and other tangible personal properties owned by Seller and used in the conduct of the Hospital Businesses, including the tangible personal property listed in Schedule 2.1(b);

	(c) The current assets identified on Schedule 2.1(c) as being included in Net Working Capital;

	(d) Except as described in Section 2.2(a), all financial, patient, medical staff, personnel and other records of the Hospital Businesses (including equipment records, medical/administrative libraries, medical records, documents, catalogs, books, records, files and operating manuals);

	(e) All right, title and interest of Seller, or to the extent applicable its Subsidiaries, in the Assumed Contracts, including those listed on Schedule 2.1(e);

	(f) All licenses, permits and other approvals (including pending approvals) of Governmental Authorities, to the extent legally assignable, relating to the ownership, development and operation of the Hospital Businesses, including those described on
     Schedule 2.1(f);

	(g) Except as described in Section 2.2(m), all goodwill, general intangibles and Intellectual Properties owned by Seller and used in connection with the ownership and operation of the Hospital Businesses, and the Information Systems owned or licensed by Seller and used in connection with the ownership and operation of the Hospital Business; the Information Systems used by Seller on a systemwide basis or otherwise material to the operation of the Hospital Businesses are as described in Schedule 2.1(g);

	(h) All property, real, personal or mixed, tangible or intangible, of Seller and its Subsidiaries arising or acquired between the Effective Date and the Closing Date;

	(i) The ownership or investment interests, including all transferable rights relating thereto, of Seller and its Subsidiaries in the Joint Ventures;

	(j) All insurance proceeds received by Seller or payable to Seller and all deductibles, copayments and self-insurance requirements payable by Seller arising in connection with damage to the Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Assets;

	(k) The Real Property located in Boerne, Texas owned by Memorial Professional Services, Inc., and, subject to concurrent payoff at Closing by Seller of the Special Synthetic Lease, the Real
     Property leased by Seller under the Special Synthetic Lease;

	(l)  The 50% interest in the PHO owned by Memorial Health
     Foundation;

	(m) Claims of Seller against third parties relating to the Assets, choate or inchoate, known or unknown, contingent or otherwise, but excluding such claims relating to the Excluded Assets and claims and legal rights of Seller relating to Excluded Liabilities; and

	(n) All proceeds, if any, from the sale of property, plant or equipment of Seller or of Seller's interest in any of the Joint Ventures from and after August 31, 2002, except where any such proceeds are used by Seller to purchase replacement property, plant or equipment for that sold.

	2.2. Excluded Assets.  Notwithstanding the generality of
Section 2.1, the following assets (the "Excluded Assets") are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets:

	(a) Any records of Seller or any Affiliates which by law Seller or such Affiliate is required to retain in its possession, which records are described on Schedule 2.2(a);

	(b) All cash (including cash received as a result of the collection of the Accounts Receivable in the ordinary course of business), cash equivalents, short term investments, and "assets limited as to use: -under debt agreements; -Board appropriated; and -funds restricted by donor", as such terms are used on the Interim Balance Sheet;

	(c) Inventory disposed of or exhausted after the Effective Date and prior to the Closing Date in the ordinary course of the Hospital Businesses, and Assets transferred or disposed of in accordance with Section 6.2(e);

	(d) All appeals and appeal rights relating to Cost Report settlements, as such term is used on the Interim Balance Sheet;

	(e) All funds held by trustees pursuant to bond indentures of Seller;

	(f) All physician loans and receivables for amounts owed to Seller by physicians;

	(g) The name "Baptist", and any derivatives including the word "Baptist" that are currently in use by Seller, Buyer's use of which will be governed by the terms of the License Agreement;

	(h) The Assets and properties to be contributed to the New Foundation or retained by Seller listed on Schedule 2.2(h);

	(i) All claims, rights, interests and proceeds with respect to refunds of Taxes (including property taxes) for periods ending on or prior to the Closing Date and all rights to pursue appeals of the same, unless the claims, rights, interests and proceeds relate to refunds of Taxes included in the computation of Net Working Capital or paid by Seller to Buyer after any prorations for Taxes under Section 2.6;

	(j) Any asset that would revert to Seller or an Affiliate of Seller as employer upon the termination of any Employee Benefit Plan, including assets representing a surplus or overfunding of any Employee Benefit Plan;

	(k) Any board-designated, restricted or escrowed funds or assets, or funds or assets held in trust for any Employee Benefit Plan maintained by Seller or to which Seller contributed;

	(l) All proceeds from insurance policies payable or paid to Seller to the extent such amounts reimburse Seller for amounts expended to repair or replace any Asset;

	(m) Items of Intellectual Property and Information Systems set forth on Schedule 2.2(m);

	(n)  Seller's investment interest in the Laundry Cooperative;

	(o)  The claims against third Persons described on Schedule
     2.2(o); and

	(p) Any other assets listed or described on Schedule 2.2(p) as Excluded Assets or excluded by mutual written agreement of the Parties.

     2.3. Assumed Liabilities. As of the Closing Date, Buyer shall assume the Assumed Debt as set forth on Schedule 2.3(a) and the Assumed Liabilities as set forth on Schedule 2.3(b).

     2.4. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to any of the Excluded Liabilities, including the following, which shall be and remain liabilities of
Seller:

	(a) Liabilities or obligations of Seller for Taxes in respect of periods ending on or prior to the Closing Date or resulting from the consummation of the transactions contemplated herein, other than (i) those included in the computation of Net Working Capital and (ii) amounts paid by Seller to Buyer after any prorations for Taxes under Section 2.6;

	(b)  Liabilities or obligations arising from any Excluded Assets;

	(c) Liabilities or obligations arising from any and all indebtedness of Seller for borrowed money other than the Assumed Debt;

	(d) Liabilities or obligations arising under any Assumed Contract before the Closing Date or resulting from any breach or default occurring prior to the Closing Date under any Assumed Contract (in each case solely to the extent of any such liability accruing or related to the period on or before the Closing Date), liabilities arising out of, and directly attributable to, the assignment to Buyer at Closing of any Assumed Contract, and liabilities arising under any Contracts that are not Assumed Contracts;

	(e) Liabilities or obligations arising out of or in connection with claims, litigation or proceedings described in
     Schedule 3.22, and claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions which allegedly occurred prior to the Closing Date, including litigation and other actions arising from medical staff credentialing decisions at the Hospital Businesses prior to the Closing Date (in each case solely to the extent of any such liability accruing or related to the period on or before the Closing Date);

	(f) Liabilities or obligations under the Hill-Burton Act or other restricted grant or loan programs with respect to restricted grants or loans occurring prior to the Closing Date and to the extent such liabilities or obligations are attributable to events occurring on or before the Closing Date;

	(g) Liabilities or obligations to employees of Seller, Employee Benefit Plans, the Internal Revenue Service, PBGC or any other Governmental Authority, arising from or relating to periods priorto Closing (whether or not triggered by the transactions contemplated by this Agreement and whether or not imposed by Legal Requirements directly on Buyer as the transferee of the Assets), including liabilities or obligations arising under any Employee Benefit Plan or severance pay program or arrangement maintained by Seller prior to Closing, EEOC claim, unfair labor practice, unemployment compensation, and wage and hour practice, as a result of acts of Seller prior to Closing, except (i) to the extent included in Net Working Capital, and (ii) Unbooked
     Employee Benefits;

	(h) Cost Report settlement payables relating to all Cost Report periods ending on or before the Closing Date;

	(i) Liabilities or obligations of Seller in respect of periods ending on or prior to the Closing Date arising under the terms of any third-party payor programs or Government Payment Programs, including any recoupment rights of the Health Care Financing Administration or the Texas Department of Health, and any liability arising pursuant to any third-party payor program or Government Payment Programs as a result of the consummation of the transactions contemplated herein, including recapture of previously reimbursed expenses;

	(j) Liabilities or obligations relating to or arising out of the conduct of the Warm Springs + Baptist Rehabilitation Network and Seller's ownership and economic interests therein;

	(k) Liabilities or obligations of Seller arising under any Contract of the Joint Ventures before the Closing Date or resulting from any breach or default occurring prior to the Closing Date under any Contract of the Joint Ventures, and liabilities or obligations of Seller arising out of or in connection with claims, litigation or proceedings (whether instituted prior to or after Closing) for acts or omissions of any of the Joint Ventures which occurred prior to the Closing Date (in each case solely to the extent of any such liability accruing or related to the period on or before the Closing Date); provided that for purposes of Section 15.1(c) Seller shall indemnify only for actual liability, if any, for which Buyer is held responsible under any such Contract of the Joint Ventures but not for any diminution in value of the interest in such Joint Venture assigned to Buyer or other consequential damages; and

	(l) Penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller of any Legal Requirement that occurred prior to the Closing Date, including any claims, litigation or other actions relating to Environmental Laws (in each case solely to the extent of any such liability accruing related to the period on or before the Closing Date).

     2.5. Purchase Price; Post-Closing Adjustments.

	(a) At Closing, Buyer shall assume the Assumed Liabilities and the Assumed Debt and pay Seller a purchase price (the "Purchase Price") determined as follows, subject to the Post-Closing adjustments as described in Section 2.5(c):

               	    (i)  $295,000,000;

          plus      (ii) the amount, if any, by which Net Working
                    Capital on the Closing Balance Sheet exceeds
                    $23,000,000; or

          minus     (iii)     the amount, if any, by which Net
                    Working Capital on the Closing   Balance
                    Sheet is less than $23,000,000; and

          plus      (iv) the amount of capital expenditures
                    incurred by Seller from and after the
                    Effective Date and prior to the Closing Date in connection with Permitted Life Safety
                    Repairs, in an amount not to exceed
                    $3,500,000; and

          plus (v) such other capital expenditures incurred by Seller from and after the Effective Date and prior to the Closing Date that are approved in writing by both Seller and by Keith B. Pitts, Vice Chairman of Buyer, such approval not to be unreasonably withheld (the "Special Capital Expenditures").

          (b) No more than three days prior to the Closing Date, Seller, at its sole cost and expense, shall conduct (and Buyer shall be entitled to monitor at its sole cost and expense) a physical count as of such date of the Inventory that is useable in the ordinary course of the Hospital Businesses (having due regard for the services offered by the Hospital Businesses as of the Effective Date), and shall prepare a schedule indicating the value of such Inventory (determined at cost on a first-in first-out basis for each item). Seller shall give Buyer at least five business days' prior written notice of the date that the Inventory is to be counted and shall permit Buyer to monitor the count. The Parties acknowledge that the physical count to be taken pursuant to this Section 2.5(b) will not be conducted until just prior to the Closing Date and, therefore, the results of such physical count will not be available until some time after the Closing Date. Accordingly, for purposes of the Closing
     Balance Sheet, the Net Working Capital shall reflect the value of the Inventory determined pursuant to the physical count described in this Section.

          (c) No more than three business days prior to Closing, Buyer and Seller shall agree on the value as of the Closing Date of the Prepaids to be purchased by Buyer and estimates of fees, expenses and other items as of the Closing Date. Buyer shall pay to Seller at Closing by wire transfer of immediately available funds to the account or accounts designated by Seller in writing an amount (the "Cash Portion of the Purchase Price") equal to the Purchase Price minus (i) the Assumed Debt, (ii) $3,500,000, as the agreed value of the Unbooked Employee Benefits, (iii) the value of the other Assumed Liabilities described in clause (vi) of the definition of "Assumed Liabilities" as scheduled on
     Schedule 2.3(b), (iv) $30,000,000, payable by delivery of the Preferred Shares, and (v) $17,641,800, payable by delivery of the Subordinated Note, and (vi) $358,200, payable by delivery of the General Partner Shares. Within 60 days after the Closing Date,
     Seller will deliver to Buyer the Closing Balance Sheet, prepared in accordance with generally accepted accounting principles consistently applied, and the Cash Portion of the Purchase Price and deductions described above in this Section 2.5(c) shall be recalculated, after taking into account any prorations under
     Section 2.6, to reflect the difference between $23,000,000 (as adjusted in the manner described in the first sentence of this Section) and the Net Working Capital on the Closing Balance Sheet
     (the "Post-Closing Adjustments"), provided that such recalculation shall be dollar-for-dollar in the differences between such booked amounts and no consideration in the recalculations shall be given to the fact that under generally accepted accounting principles consistently applied a materiality standard applies to Financial Statements. If Buyer disputes any entry in the Closing Balance Sheet relevant to the calculation of the Post-Closing Adjustments, and/or disputes the value of the Inventory, and such dispute is not resolved to the mutual satisfaction of Seller and Buyer within 90 days after the Closing Date, Seller and Buyer each shall have the right to require that such dispute be submitted to a certified independent public accounting firm as Seller and Buyer may then mutually agree upon in writing (the "Independent Accountant"), acting as experts and not as arbitrators, to review Seller's books and resolve the computation or verification of the disputed Closing Balance Sheet entries in accordance with the provisions of this Agreement and otherwise where applicable in accordance with generally accepted accounting principles applied on a consistent basis. The
     Independent Accountant shall make its determination of the Post-Closing Adjustments, if any, within 30 days of its engagement by the Parties. The determination of the Independent Accountant shall be final and binding on the Parties. Seller and Buyer shall equally split the fees and expenses of any such submission to the Independent Accountant.

          (d) If the amount of the Purchase Price owed by Buyer to Seller increases or is reduced as a result of the Post-Closing
     Adjustments, each Party shall make appropriate payment to the other within five business days after determination of the amount or amounts owed by or to such Party. Any payment required by this Section shall be made by wire transfer of immediately available funds to an account or accounts designated by the payee, and the Parties shall execute such receipts or other acknowledgments as are reasonably necessary to evidence such payments.

          (e) At Closing, the General Partner shall issue and deliver to Seller a stock certificate evidencing Seller's ownership of the General Partner Shares and Vanguard shall issue and deliver to Seller (i) a certificate evidencing Seller's ownership of the Preferred Shares and (ii) the Subordinated Note.

     2.6. Prorations. At Closing, and to the extent not included in Net Working Capital, Buyer and Seller shall prorate real estate and personal property lease payments, real estate and personal property Taxes and other assessments, and all other income and expenses (including utilities) with respect to the Assets which are normally prorated upon a sale of assets of a going concern. There will be no proration of real estate or other Taxes in respect of which Seller is exempt immediately prior to Closing from the payment of such Taxes.

     2.7. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as proposed by Buyer and approved by Seller, in accordance with their fair market values consistent with section 1060 of the Code and as set forth on Schedule 2.7.
Such allocation shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer shall report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Seller and Buyer shall exchange mutually acceptable and completed Internal Revenue Service Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

3.0. Representations and Warranties of Seller

     Except as disclosed in the Schedules, Seller makes the following representations and warranties to Buyer on and as of the Effective Date and shall be deemed to make them again at and as of the Closing:

     3.1. Organization. Seller is a non-profit corporation duly organized and validly existing in good standing under the laws of the State of Texas. Seller is not licensed, qualified or admitted to do business in any jurisdiction other than in the State of Texas and there is no other jurisdiction in which the ownership, use or leasing of any of Seller's assets or properties, or the conduct or nature of its business, makes such licensing, qualification or admission necessary.

     3.2. Powers; Consents; Absence of Conflicts, Etc. Seller has the requisite power and authority to conduct the Hospital Businesses as now being conducted, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement and the Closing Documents to which Seller is or becomes a party and the consummation by Seller of the transactions contemplated herein and therein:

          (a) are within Seller's corporate powers, are not in contravention of the terms of its articles of incorporation, bylaws and other governing documents, if any, as amended to date, and, subject to approval of this Agreement and the transactions contemplated hereby by the BGCT prior to Closing, have been duly authorized by all appropriate corporate and member action;

          (b) do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities of Seller (other than Excluded Liabilities satisfied as of the Closing Date), and do not create or permit the creation of any Encumbrance on or affecting any of the Assets;

	(c) do not violate any Texas law to which Seller or the Assets may be subject (including any bulk transfer or similar law), other than such violations which would not have a Material
     Adverse Effect; and

	(d) except as set forth on Schedule 3.2, do not conflict with or result in a breach or violation of any material Contract to which Seller is a party or by which it is bound (other than Excluded
     Liabilities satisfied as of the Closing Date), other than such violations which would not have a Material Adverse Effect.
     3.3. Binding Agreement. This Agreement and each of the Closing Documents to which Seller is or becomes a party are (or upon execution will be) valid and legally binding obligations of Seller, enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     3.4. Subsidiaries and Third Party Rights.  Except as set forth on
Schedule 3.4, there are no Contracts with or rights of any Person to acquire, directly or indirectly, any material Assets, or any interest therein, other than Contracts entered into in the ordinary course of the Hospital Businesses. Seller holds no interest in any Person that conducts a healthcare business other than the Joint Ventures and the Subsidiaries of Seller identified on Schedule 3.4. The Joint Ventures and Laundry Cooperative are accounted for by Seller as investments and not consolidated with the financial results of the Hospitals. The Subsidiaries of Seller are the Baptist Health System Foundation, Baptist Venture Corp., BHS Medical Services Corporation, BMHS Healthcare
Corporation and, subject to consummation prior to Closing of the transaction described in clause (i) of Section 6.10, Memorial Professional Services, Inc.

     3.5. Legal and Regulatory Compliance. To Seller's knowledge, Seller has timely filed all reports, data and other information required to be filed with Governmental Authorities, where a failure to file timely would have a Material Adverse Effect. Except as set forth on Schedule 3.5, Seller has not received written notice from any Governmental Authority of any proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements that has not expired and that would otherwise have a Material Adverse Effect on the Hospital Businesses. To Seller's knowledge, Seller has not been threatened by any Person with any proceeding or investigation by Governmental Authorities alleging a violation of any Legal Requirements. Seller has delivered to Buyer a complete and genuine copy of (i) any corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or written agreement with such Governmental Authority to establish or maintain a corporate integrity policy or program applicable to any of the Hospital Businesses and (ii) any settlement or other agreement with any other Governmental Authority, other than participation agreements with Medicare and Medicaid, that imposes any continuing obligations on any of the Hospital Businesses or contains obligations which have not been fully discharged. To Seller's knowledge, Seller has fully and timely complied with all of the terms and conditions thereof, and all certifications, audits and reports required to be delivered and all documents required to be retained under agreements with the Office of the Inspector
General described in the foregoing sentence that affect the Hospital Businesses have been timely delivered and retained.

     3.6. Financial Statements. Attached as Schedule 3.6 are copies of the Unaudited Financial Statements. The Financial Statements fairly present the financial condition and results of operations of the Hospital Businesses as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles, subject, in the case of unaudited Financial Statements, to normal recurring year-end adjustments (the effects of which will not have a Material
Adverse Effect) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements); and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

     3.7. Operation of the Hospital Businesses. The Assets constitute all assets, properties, goodwill and businesses necessary to operate the Hospital Businesses substantially in the manner in which they have been conducted by Seller since August 31, 2001, except (i) as set forth on Schedule 3.7, and (ii) for property, plant and equipment otherwise sold or disposed of since such date resulting in gross proceeds not exceeding $750,000 in the aggregate. Schedule 3.7 sets forth a list of the ten largest non-governmental payors of the Hospital Businesses, determined based on revenues from services provided for the fiscal year ended
August 31, 2001.  To Seller's knowledge, no payor listed on
Schedule 3.7 intends to terminate or materially curtail its business relationship with or materially reduce reimbursement rates to the Hospitals.

     3.8. Recent Activities. Since August 31, 2002 and except as set forth on Schedule 3.8:

	(a) No material damage, destruction or loss (whether or not covered by insurance) has occurred affecting the Assets;

	(b) Except in the ordinary course of the Hospital Businesses in accordance with existing Hospital personnel policies, Seller has not increased or agreed to increase the compensation payable to any of the employees or (to Seller's knowledge, to) agents of the Hospital Businesses or agreed to make any bonus that has not been paid or severance payment to any of the employees or (to Seller's knowledge, to) agents of the Hospital Businesses, and has not employed any additional management personnel in respect of the Hospital Businesses;

	(c) No labor dispute has occurred that has had or would have a Material Adverse Effect;

	(d) Seller has not sold, assigned, transferred, distributed or otherwise disposed of any of the Assets, except in the ordinary course of the Hospital Businesses, and it has not sold or factored, or agreed to sell or factor, any Accounts Receivable;

	(e) No Encumbrance has been imposed on any of the Assets, other than the Permitted Encumbrances;

	(f) Seller has not canceled or waived any rights in respect of the Assets, except in the ordinary course of the Hospital
     Businesses and except for settlements of disputes which have not had and will not have a Material Adverse Effect;

	(g) There has been no change in any accounting method, policy or practice of Seller with respect to the Hospital Businesses;

	(h) Other than compensation paid in the ordinary course of employment, Seller has not paid any amount to, sold any Assets to, or entered into any Contract with, any officer or director, trustee or governor of Seller;

	(i) Seller has not paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of actual or alleged violation of any Legal Requirement;

	(j) Seller has not instituted any new, terminated, amended or otherwise modified any Employee Benefit Plan or Other Plan, except for amendments required to comply with applicable Legal Requirements;

	(k) Seller has not entered into or agreed to enter into any transaction outside the ordinary course of the Hospital
     Businesses that would result in a liability or obligation of Seller in excess of $75,000; and

	(l) to Seller's knowledge, no event or circumstance has occurred which has had or reasonably could be expected to have a Material Adverse Effect.

     3.9. Accounts Receivable; Inventory.

	(a) The Accounts Receivable, to the extent uncollected, are valid and existing and represent monies due for goods sold and delivered and services performed in bona fide commercial transactions, have been billed or are billable and, except as set forth on Schedule 3.9, are not subject to any Encumbrances; to Seller's knowledge, except for the application of deposits held by the Hospital Businesses, there are no refunds, discounts or setoffs payable or assessable with respect to the Accounts Receivable not reflected in the Financial Statements. Since August 31, 2000, no Accounts Receivable that have been written off have been sold by Seller.

	(b) All Inventory is carried at cost on a first-in first-out basis. All items of Inventory on hand consist of items of a quality usable or saleable in the ordinary course of business, except for those items which are obsolete, below standard quality or in the process of repair. The quantities of Inventory are at a level consistent with the quantities of Inventory maintained in the ordinary course of the Hospital Businesses.

     3.10. Equipment. Schedule 2.1(b) includes a depreciation schedule as of the date set forth therein that, to Seller's knowledge, takes into consideration major items of equipment associated with, or constituting any part of, the Assets. To Seller's knowledge and except as described on Schedule 3.10, all equipment used in the operations of the Hospital Businesses, whether reflected in the Financial Statements or otherwise, is maintained and is in operating condition, except for such non-operative equipment which, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth on
Schedule 3.10 to Seller's knowledge, all major medical equipment has been maintained substantially in accordance with manufacturer requirements, and, if required by applicable Contract or law, maintenance logs or journals with respect to such major medical equipment have been maintained and Seller has made such maintenance logs or journals available to Buyer.

     3.11. Title to Personal Property. Seller owns good and valid title or leasehold interests in all Assets other than the Real
Property, free and clear of any Encumbrances other than the Encumbrances described in Schedule 3.11. At Closing Seller will convey to Buyer good and valid title to or leasehold interests in, as the case may be, all Assets other than the Real Property owned by Seller, free and clear of any Encumbrances other than the Permitted Personal Property Encumbrances.

     3.12.     Real Property.

	(a) Seller owns fee simple, beneficial or leasehold interests (as the case may be) in the Real Property described in
     Schedule 2.1(a), together with those buildings, improvements and fixtures attached to Real Property owned by Seller described in
     Schedule 2.1(a) and all appurtenances and rights thereto, free and clear of any Encumbrances other than the Encumbrances described on Schedule 3.12.

	(b) The Real Property described in Schedule 2.1(a) comprises all of the real property owned or leased by Seller or its Subsidiaries that is associated with or employed in the current operation of the Hospital Businesses.

	(c) At Closing Seller will convey to Buyer (and/or cause its Subsidiaries to convey to Buyer) fee simple or leasehold interests (as the case may be) in all Real Property, free and clear of any Encumbrances other than the Permitted Real Property Encumbrances.

	(d) Seller has not received notice of condemnation or similar proceedings relating to the Real Property or any part thereof.

	(e) No part of the Real Property contains or is located within any flood plain, navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special State, federal or municipal regulation, control or protection (other than zoning or other land use regulations customarily applicable to all real estate within the applicable jurisdiction).

	(f) Except as set forth on Schedule 3.12, there are no Persons in possession of, or, to Seller's knowledge, claiming any possession, adverse or not, to or other interest in, any portion of Seller's interest in the Real Property, other than Seller, whether as lessees, tenants at sufferance, trespassers or otherwise.

	(g) Except as set forth in Schedule 3.12, no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future or improvements or finish-out work required by the tenant Contract, and no rents due under any of the Contracts with tenants have been assigned or hypothecated to, or encumbered by, any Person.

     3.13. Environmental Matters. Notwithstanding any other provision of this Agreement, this Section 3.13 contains the only representations or warranties of Seller with respect to Environmental Laws affecting the Hospital Businesses, and no other statement or representation or warranty of Seller in any other document delivered to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Laws.

	(a) To Seller's knowledge, the Hospital Businesses are in compliance with all Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect. To Seller's knowledge, the Hospital Businesses have all material permits, licenses and approvals which are necessary under Environmental Laws for their operation as currently conducted, except for such incidental licenses, permits, and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of a lapse. All Governmental Permits required under Environmental Laws that are currently owned, held, or possessed by the Hospital Businesses are listed in Schedule 3.13.

	(b) The Hospital Businesses are not currently subject to any pending or, to Seller's knowledge, threatened judicial or administrative investigation, proceeding, order, judgment, decree or settlement alleging or relating to a violation of or liability under any Environmental Law which occurred prior to the Closing Date.

	(c) None of the Hospital Businesses is subject to any pending or, to Seller's knowledge, threatened order from or claim by any Governmental Authorities or third party claimant relating to the release of any Materials of Environmental Concern which occurred prior to the Closing Date in violation of any Environmental Law. Except as set forth in Schedule 3.13, none of the Hospital Businesses has reported an unpermitted release pursuant to any Environmental Laws and, to Seller's knowledge, no unpermitted release of any Materials of Environmental Concern in violation of any Environmental Laws has occurred at or affecting the Real Property or the Hospital Businesses.

	(d) None of the Hospital Businesses has received written notice from Government Authorities or a third party claimant to the effect that it is or may be liable under Environmental Law as a result of the storage, disposal, or arrangement for disposal of Materials of Environmental Concern which occurred prior to the Closing Date in violation of Environmental Laws.

	(e) Except as set forth on Schedule 3.13, there are no underground storage tanks located on the Real Property.

	(f) Seller has provided to Buyer a copy of Seller's asbestos operation and maintenance program for the Hospital Businesses.

	(g) To Seller's knowledge, no polychlorinated biphenyls are used or stored at the Real Property, except as set forth on Schedule 3.13.

     3.14.     Intellectual Properties and Information Systems.  To
     Seller's knowledge:

	(a) Seller has the right to use the Intellectual Properties used by Seller in the conduct of the Hospital Businesses, and no proceedings have been instituted or threatened which challenge Seller's right to use the Intellectual Property.

	(b) Seller has the right to use the Information Systems, and no proceedings have been instituted or threatened which challenge Seller's use of such software, hardware application programs and similar systems.

     3.15. Insurance. Schedule 3.15 describes all insurance arrangements, including self-insurance, in place for the benefit of the Assets and the conduct of the Hospital Businesses. With respect to third party insurance, Schedule 3.15 sets forth the name of each insurer, whether such insurer is an Affiliate of Seller, and the number, coverage, limits, term and premium for each policy of insurance purchased or held by Seller covering the ownership and operation of the Assets and the Hospital Businesses. All of such policies are now and until Closing will remain valid, outstanding, in full force and effect, and enforceable with no premium arrearages. Except as set forth on
Schedule 3.15, since August 31, 1999, Seller has not been denied, or reduced or requested a reduction in the scope or amount of, any insurance or indemnity bond coverage with respect to the ownership or operation of the Assets or the Hospital Businesses. Except as set forth on Schedule 3.15, no insurance carrier has canceled or reduced, or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Hospital Businesses, and, to Seller's knowledge, there exist no grounds to cancel or avoid any such policies or the coverage provided thereby. True and correct copies of all such policies and any endorsements thereto have been delivered to Buyer.

     3.16. Permits and Licenses. Schedule 3.16 contains an accurate list and summary description of all material licenses, permits, franchises and certificates of need (including applications therefor), except for those otherwise identified in
Schedule 3.13, in effect as of the date hereof, owned or held by Seller relating to the ownership, development or operations of the Hospital Businesses and the Assets (collectively, the "Permits"), all of which, to Seller's knowledge, are in full force and effect. Each of the Hospitals is duly licensed as an acute care hospital by the appropriate state agencies, and all Hospital departments or other Hospital Businesses that are required to be separately licensed are duly licensed by the appropriate state agencies and are in compliance in all material respects with such licensing requirements. Seller has provided to Buyer complete and genuine copies of the latest Joint Commission on Accreditation of Health Care Organizations, HCFA/CMS, Texas Department of Health licensure/survey and/or fire marshal reports of the Hospital Businesses and plans of correction or responses thereto. The Hospitals have taken or are taking all reasonable steps to correct all material deficiencies noted therein.

     3.17. Government Payment Programs; Accreditation. Each of the Hospitals has current and valid provider Contracts with the Government Payment Programs and/or their fiscal intermediaries or paying agents and, to Seller's knowledge, complies with the conditions of participation therein except to the extent that a failure to so comply would not have a Material Adverse Effect.
To Seller's knowledge, each of the Hospitals is entitled to receive and is receiving payment under the Government Payment Programs for services rendered to qualified beneficiaries and is not subject to any withholds or offsets in respect thereof, other than withholds or offsets which individually or in the aggregate do not have a Material Adverse Effect. The Cost Reports were filed when due for all Cost Report periods through August 31, 1999. The Cost Reports have been audited and Notices of Program Reimbursement issued for all Cost Report periods through August
31, 1997.  All amounts shown as due from Seller in the Cost
Reports were remitted with such reports and all amounts shown in the Notices of Program Reimbursement as due have been paid.
Except to the extent liabilities and contractual adjustments of Seller under the Government Payment Programs have been properly reflected and adequately reserved in the Financial Statements, to Seller's knowledge, Seller has not received or submitted any claim for payment in excess of the amount provided by law or applicable Contract and Seller has not received notice of any dispute or claim by any Governmental Authority, fiscal intermediary or other Person regarding the Government Payment Programs, or the Hospitals' participation therein. Each of the Hospitals is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations and/or other accrediting organizations as described on Schedule 3.17. Seller has provided to Buyer complete and genuine copies of the most recent accreditation survey reports, deficiency lists, statements of deficiency, plans of correction and similar materials. The Hospitals have taken or are taking all reasonable steps to correct all material deficiencies noted therein.

     3.18. Agreements and Commitments. Schedule 3.18 identifies Contracts related to the Hospital Businesses in each of the categories below (and Seller has delivered to Buyer complete and genuine copies of written Contracts described below in Seller's possession):

	(a) Contracts affecting the ownership or use of, title to or interest in any Real Property;

	(b)  Contracts with any physicians or physician groups;

	(c) Contracts relating to information and data processing systems, hardware and software utilized in connection with the Hospital Businesses, provided that if any of the foregoing Contracts would otherwise be an Immaterial Contract but for its description in this paragraph, Seller shall be required to use only Commercially Reasonable Efforts to identify such Contract;

	(d) Collective bargaining agreements or other Contracts with labor unions or other employee representatives or groups;

	(e) Contracts with directors, trustees, partners, officers or other individual employees of Seller relating to the Hospital Businesses;

	(f) Contracts for the administration, operation or funding of any Employee Benefit Plan;

	(g) Contracts with any health plan, health provider, independent practice association or similar Person providing for capitation or risk-sharing arrangements; and

	(h)  All other Contracts that are not Immaterial Contracts.

     3.19. The Assumed Contracts. Except as described on Schedule 3.19, with respect to the Assumed Contracts:

	(a) Such Assumed Contracts constitute lawful and legally binding obligations upon the parties thereto and are enforceable in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity;

	(b) Each such Assumed Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto with respect to the subject matter therein described except where such failure would not constitute a Material Adverse Effect;

	(c) Seller has not received written notice of any default or breach of any such Assumed Contract by any party;

	(d) No such Assumed Contract contains a non-competition provision binding against Seller; and

	(e) The assignment of any such Assumed Contract to and assumption of such Assumed Contract by Buyer will not give a third party the right to terminate such Assumed Contract, or result in any penalty or premium to, or adverse change in the rights, remedies, benefits or obligations of, any party thereunder, other than a penalty or premium arising under an Immaterial Contract if, after consideration thereof, such Immaterial Contract is still an Immaterial Contract.

     3.20.     Employees and Employee Relations.

	(a) Schedule 3.20 sets forth (i) a complete list (as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time non-physician employees of Seller and its Subsidiaries working at the Hospital Businesses; and (ii) a separate complete list (as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time physician employees of Seller or its Subsidiaries (indicating in both lists whether each employee is part-time or full-time, whether such employee is employed under written
     Contract, and, if such employee is not actively at work, the reason therefor). Schedule 3.20 also sets forth the name of each employee whose employment was terminated during the 90-day period ending on the Effective Date and the reason for such termination.

	(b) There is no pending, or to Seller's knowledge, threatened employee strike, work stoppage or slowdown, labor dispute or unfair labor practices at the Hospital Businesses and no employees of Seller are represented by, or have, within the preceding three full fiscal years of Seller, made demand for recognition of, a labor union or employee organization, and no other union organizing or collective bargaining activities by or with respect to any employees of Seller are taking place.

	(c) Except to the extent included in Net Working Capital, the Unbooked Employee Benefits or the Assumed PTO, to Seller's knowledge, no present or former employee of Seller or the Hospital Businesses has or will have as a result of the consummation of the transactions contemplated by this Agreement any claim against Buyer relating to periods before the Closing Date for (i) overtime pay; (ii) wages, salary, bonuses or amounts due under any Employee Benefit Plan or Other Plan, or (iii) sick pay, severance pay, claim for unlawful discharge, personal day or vacation pay or paid or personal time off.

     3.21.     Seller's Employee Benefit Plans.

	(a) Schedule 3.21 lists each Employee Benefit Plan and Other Plan that Seller maintains or has maintained within the last five years or to which it contributes (including employee elective deferrals), has contributed or has been required to contribute within the last five years.

	(b) With respect to each Employee Benefit Plan (and related trust, insurance contract or fund) maintained by Seller, to Seller's knowledge, and except as described on Schedule 3.21, there is no material noncompliance liability relating to periods before the Closing Date that will become the liability of Buyer as a result of the consummation of the transactions contemplated by this Agreement.

     3.22. Litigation and Proceedings. Schedule 3.22 contains an accurate list and summary description of all written claims, actions, suits, litigation, arbitration, mediations,
investigations and other proceedings pending against or otherwise affecting Seller with respect to the Hospital Businesses or the Assets. Except as described on Schedule 3.22, all such litigation, arbitration, mediations and other proceedings are fully insured (except for applicable deductibles and self-
insurance) and no insurer has issued a "reservation of rights"
letter or otherwise qualified its obligation to insure and defend
Seller against losses arising therefrom.   Except as set forth on
Schedule 3.22, to Seller's knowledge, there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings (including qui tam actions) pending, affecting or to Seller's knowledge threatened against Seller which would have a Material Adverse Effect on the Hospital Businesses or the Assets.

     3.23.     Taxes.

	(a) Except as set forth in Schedule 3.23, Seller has filed all Tax Returns required to be filed by or on behalf of it, all such Tax Returns are correct and complete in all material respects, and Seller has duly paid or made provision in the Financial Statements for the payment of all Taxes payable by Seller since August 31, 1998; no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax
     Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

	(b) Except as set forth in Schedule 3.23, Seller has withheld proper and accurate amounts from its employees' compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by Seller to other Persons for which withholding or payment is required by law.

	(c) Except as set forth in Schedule 3.23, to Seller's knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any Governmental Authority in writing, or as to which Seller has notice or knowledge based upon personal contact with any agent of such authority; Schedule 3.23 lists all federal, state, local and foreign income Tax Returns filed with respect to Seller for the last three complete fiscal years of Seller and for the current year-to-date, and indicates those Tax Returns that have been audited and those that currently are the subject of audit or that have not been audited.

	(d) Except as set forth in Schedule 3.23, there is not currently in effect any waiver of a statute of limitations in respect of Taxes by Seller or any Contract to extend the time with respect to a Tax assessment or deficiency.

	(e) Seller is not a party to any Tax allocation or sharing Contract and Seller is not and has not been a member of an Affiliated Group filing a consolidated federal income Tax Return.

	(f) Seller is a corporation exempt from federal and state income taxation, and has received a favorable letter of determination from the Internal Revenue Service and the State of Texas regarding such Tax status.

	(g) Seller has not had any liability for the Taxes of any Person (other than Seller under Internal Revenue Service regulation
     1.1502-6 or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

     3.24. Medical Staff; Physician Relations. Seller has provided to Buyer complete and genuine copies of the bylaws, policies, rules and regulations of the medical staff and medical executive committees of the Hospitals and the other Hospital
Businesses. Schedule 3.24 sets forth (a) the name and age of each member of the medical staff of the Hospital Businesses
(active, associate, consulting, courtesy or other); (b) the degree (M.D., D.O., etc), title, specialty and board certification, if any, of each Hospital medical staff member, and
(c) the number of current medical staff members in respect of whom any committee of the medical staff has recommended adverse action which is not yet final. Except as described on Schedule
3.24, Seller has no pending or to Seller's knowledge threatened disputes with medical staff members or applicants or allied health professionals and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Based upon and in reliance upon Seller's review of (i) the "List of Excluded
Individuals/Entities" on the website of the United States Health and Human Services Office of Inspector General
(http://oig.hhs.gov/fraud/exclusions.html), and (ii) the "List of Parties Excluded From Federal Procurement and Nonprocurement Programs" on the website of the United States General Services
Administration (http://www.arnet.gov/epls/), no member of the medical staff has been excluded from participation in any Government Payment Program either (i) as of the date of the last
(or initial) credentialing of such member by Seller to be on the medical staff of one of the Hospitals, such recredentialing occurring in Seller's Hospitals every two years for each such member, or (ii) to Seller's knowledge, thereafter.

     3.25. Restricted Assets. Except as set forth on Schedule 3.25, to Seller's knowledge, none of the Assets is subject to any liability in respect of funds received by any Person for the purchase, improvement or use of any of the Assets or the conduct of the Hospital Businesses under restricted or conditioned grants or donations, including monies received under the Hill-Burton
Act.

     3.26. Brokers and Finders. Except as set forth on Schedule 3.26, neither Seller nor any Affiliate of Seller, nor any officer, trustee, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

     3.27. Payments. To Seller's knowledge, none of the Hospitals has made any request for a payment from a Government Payment
Program in respect of healthcare services furnished by a Person who at such time was excluded from participation in such Government Payment Program.

     3.28. Bankruptcy. Seller, after Closing as a result of the transactions contemplated hereby, will not be rendered insolvent or otherwise unable to pay its debts as they become due; Seller has no intention of filing in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of its property; and to Seller's knowledge, no other Person has filed or threatened to file such a petition against Seller.

     3.29. Private Placement. The Preferred Shares and Subordinated Note to be acquired by Seller at Closing are being acquired for its own account and without a view to the public distribution of such securities or any interest therein. Seller is and at Closing will be an "Accredited Investor", as such term is defined in Regulation D under the Securities Act. Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Preferred Shares and Subordinated Note and is capable of bearing the economic risks of such investments, including a complete loss thereof. Seller has been furnished with and carefully read a copy of this Agreement, including the Exhibits, and has been given the opportunity to ask questions of and receive answers from Vanguard concerning the terms and conditions of the Preferred Shares, the Subordinated Note and other related matters. Seller acknowledges that Vanguard has made available to Seller or its agents all documents and information relating to an investment in the Preferred Shares and the Subordinated Note requested by or on behalf of Seller, Seller further acknowledges that the Preferred Shares and Subordinated Note will be subject to the restrictions on transfer set forth in the following legends and that the certificates evidencing the Preferred Shares and the Subordinated Note shall contain legends to substantially the following effect: The securities evidenced by this certificate have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and prior to transfer the transferor shall provide to Buyer an opinion of counsel satisfactory to Buyer that such registration is not required. The office of Seller in which the investment decision was made is located in San Antonio, Texas.

     3.30. Full Disclosure. The representations and warranties of Seller in this Agreement and the Schedules relating thereto do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

4.0. Provisions Relating to the New Foundation

     4.1. Organization of New Foundation. Prior to Closing, Seller will decide to either (i) form the New Foundation and contribute to it some or all the net proceeds from the sale of Seller's
Assets pursuant to this Agreement, and/or (ii) merge or consolidate with BCFS or another BGCT-affiliated entity, with the surviving entity succeeding by operation of law to the assets and liabilities of Seller. If Seller decides to form the New Foundation and contribute to it some or all of the net proceeds from the sale of Seller's Assets pursuant to this Agreement, then Seller shall (1) cause the New Foundation to be organized prior to Closing, and (2) cause the New Foundation to join this Agreement and become a Party by executing and entering into a joinder agreement substantially in the form attached as Exhibit C (with such changes as are acceptable to, or as amended by, the New Foundation and Buyer, the "Joinder Agreement"). If Seller decides not to form the New Foundation but to merge or consolidate with BCFS or another BGCT-affiliated entity, the covenants and agreements of, and rights and benefits accruing to, the New Foundation under this Agreement shall be of no force or effect.

     4.2. Dissolution of Seller. Seller represents and warrants to Buyer that, if Seller decides to form the New Foundation and contribute to it all of the net proceeds from the sale of Seller's Assets pursuant to this Agreement, Seller may dissolve after Closing. Such dissolution is acceptable to Buyer if, after payment has been made (or provided for) in respect of Seller's liabilities, Seller's assets after Closing (and the net proceeds from the sale thereof under this Agreement) are contributed to the New Foundation.

5.0. Representations and Warranties of Buyer and Vanguard

     Except as disclosed in the Schedules, each of Buyer and Vanguard make the following representations and warranties to Seller on and as of the Effective Date and shall be deemed to make them again at and as of the Closing Date:

     5.1. Organization. Vanguard is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware and by Closing will be qualified to do business in the State of Texas.
The General Partner is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and by Closing will be qualified to do business in the State of Texas.

     5.2. Corporate Powers; Consents; Absence of Conflicts, Etc. Each of Vanguard and Buyer has the requisite power and authority to conduct its business as now being conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Vanguard and Buyer of this Agreement and the Closing Documents to which they are or become a party and the consummation by Vanguard and Buyer of the transactions contemplated herein and therein:

	(a) are within their respective corporate or partnership powers and are not in contravention of the terms of their respective certificates of incorporation and bylaws or partnership agreements, as amended to date, and have been approved by all requisite corporate or partnership action;

	(b) do not conflict with or result in any breach or contravention of, any material agreement to which Vanguard or Buyer is a party or by which either is bound; and

	(c) do not violate any Delaware or Texas law to which Vanguard or Buyer may be subject.

     5.3. Binding Agreement. This Agreement and each of the Closing Documents to which Vanguard and Buyer are or become parties are (or upon execution will be) valid and legally binding obligations of Vanguard and Buyer, as the case may be, enforceable against each of them in accordance with the respective terms hereof and thereof, except as enforceability against them may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     5.4. Brokers and Finders. Neither Buyer nor any Affiliate of Buyer, nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

     5.5. Buyer's Employee Benefit Plans.

	(a) Schedule 5.5 lists each Employee Benefit Plan and Other Plan that Buyer will offer to the Hired Employees (the "Buyer Employee Benefit Plans"). The Buyer Employee Benefit Plans are the same in all material respects to the employee benefit plans generally provided to employees at other hospitals operated by Buyer's Affiliates.

	(b) With respect to each Buyer Employee Benefit Plan (and related trust, insurance contract or fund) maintained by Vanguard or Buyer, to Vanguard's and Buyer's respective knowledge, there is no material noncompliance liability relating to periods before the Closing Date.

     5.6. Financing. Certain funds controlled by Morgan Stanley Capital Partners have entered into a subscription agreement with Vanguard to purchase an additional $322.3 million of Vanguard's common stock to provide the equity portion of the financing to fund, among other things, acquisitions such as the transactions contemplated by this Agreement, provided that the consummation of such purchases of Vanguard's common stock is subject to several conditions outside of Vanguard's control. In addition, as of the Effective Date, Vanguard has approximately $115 million available for draw under its line of credit, the ability under Vanguard's current credit agreement to issue up to $250 million of additional term loan indebtedness (subject to the lenders choosing in their discretion to make the term loans available), and approximately $50 million of cash on hand.

     5.7. Compliance with Government Programs. Neither Buyer nor Vanguard nor any of their Affiliates nor any Person who owns a 5% or greater equity interest in Vanguard or Buyer has been barred, excluded or otherwise prohibited from participation in any Governmental Payment Program or has been convicted of a criminal offense relating to any such program and no action or proceeding relating to any such Governmental Payment Program is pending against Buyer, Vanguard, or any of their Affiliates or any Person who owns a 5% or greater equity interest in Vanguard or Buyer.

     5.8. Vanguard's Securities Filings and Financial Statements. Vanguard has furnished or made available to Seller true and complete copies of all reports or registration statements it has filed with the SEC under the Securities Act and the Exchange Act, for all periods subsequent to January 1, 2002, all in the form so filed (collectively the "Vanguard SEC Documents"). As of their respective filing dates, the Vanguard SEC Documents filed under the Exchange Act complied in all material respects with the requirements of the Exchange Act and none of the Vanguard SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Vanguard SEC Documents filed under the Securities Act complied in all material respects with the requirements of the Securities Act at the time such Vanguard SEC Documents became effective under the Securities Act, and none of the Vanguard SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Vanguard SEC Documents became effective under the Securities Act. The Vanguard Financial Statements filed under the Securities Act (at and after the time the Vanguard SEC Documents became effective under the Securities Act) and filed under the Exchange Act comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly Vanguard's consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end adjustments (the effect of which will not have a Material Adverse Effect) and the inclusion of condensed notes in accordance with applicable SEC regulations. Since the date of the balance sheet included in the Vanguard Financial Statements, Vanguard has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in generally accepted accounting principles.

     5.9. Full Disclosure; Projections.

	(a) The representations and warranties of Buyer and Vanguard in this Agreement and the Schedules relating thereto do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

	(b) The Projections delivered to Seller by Buyer prior to the Effective Date were prepared in good faith and based on assumptions believed by Buyer to be reasonable when the Projections were prepared, and there are no statements or conclusions in the Projections which are based upon or include information known to Buyer to be misleading in any material respect or which fail to take into account material information known to Buyer regarding the matters reported therein. On the Effective Date, Buyer believes that the Projections are reasonable and attainable, it being understood that the Projections include assumptions as to future events that are not to be viewed as facts and there can be no assurance that such assumptions, statements, estimates and Projections will be realized and that actual results may differ from the projected results and such differences may be material and adverse.

     5.10. Due Diligence. Buyer and its Affiliates are engaged in the business of owning and operating hospitals and related healthcare facilities, have substantial experience conducting due diligence associated with the acquisition of such facilities, have had a reasonable opportunity to conduct their due diligence and ask questions of and receive answers from Seller concerning the Hospital Businesses, and all such questions have been answered to the reasonable satisfaction of Buyer and Vanguard.

     5.11. Legal and Regulatory Compliance. To Vanguard's and Buyer's knowledge, Vanguard and Buyer have timely filed all reports, data and other information required to be filed with Governmental Authorities, where a failure to file timely would have a Material Adverse Effect with respect to Vanguard or Buyer, as the case may be. Except as set forth on Schedule 5.11, neither Vanguard nor Buyer has received written notice from any Governmental Authority of any proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements that has not expired and that would otherwise have a Material Adverse Effect with respect to Vanguard or Buyer, as the case may be. To Vanguard's and Buyer's knowledge, neither Vanguard nor Buyer has been threatened by any Person with any proceeding or investigation by Governmental Authorities alleging a violation of any Legal Requirements.

     5.12. Government Payment Programs; Accreditation. Except as described on Schedule 5.12, each of Vanguard's hospitals has current and valid provider Contracts with the Government Payment Programs and/or their fiscal intermediaries or paying agents and, to Vanguard's knowledge, complies with the conditions of participation therein except to the extent that a failure to so comply would not have a Material Adverse Effect. To Vanguard's knowledge, each of its hospitals is entitled to receive and is receiving payment under the Government Payment Programs for services rendered to qualified beneficiaries and is not subject to any withholds or offsets in respect thereof, other than withholds or offsets which individually or in the aggregate do not have a Material Adverse Effect. Each of Vanguard's hospitals is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations.

     5.13.     Litigation and Proceedings.  Except as set forth on
Schedule 5.14, to Vanguard's and Buyer's knowledge, there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings pending, affecting or to Vanguard's or Buyer's knowledge threatened against Vanguard or Buyer which would have a Material Adverse Effect with respect to Vanguard or Buyer, as the case may be.

     5.14. Taxes. Vanguard has filed all Tax Returns required to be filed by or on behalf of it, all such Tax Returns are correct and complete in all material respects, and Vanguard has duly paid or made provision in Vanguard's Financial Statements for the payment of all Taxes payable by Vanguard since August 31, 1998;
no claim has been made by a Governmental Authority in a jurisdiction where Vanguard does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

     5.15. Bankruptcy. Neither Vanguard nor Buyer, after Closing as a result of the transactions contemplated hereby, will be rendered insolvent or otherwise unable to pay their respective debts as they become due; neither Vanguard nor Buyer has any intention of filing in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of their respective property; and to Vanguard's and Buyer's knowledge, no other
Person has filed or threatened to file such a petition against Vanguard or Buyer.

6.0. Covenants and Agreements of Seller

     6.1. Operations. From the Effective Date until the Closing Date and except as set forth on Schedule 6.1 or otherwise expressly provided in this Agreement, or agreed to in writing by Buyer, Seller will:

	(a) Carry on the Hospital Businesses in substantially the same manner as it currently conducts the Hospital Businesses;

	(b) Maintain the Assets in substantially their current condition, ordinary wear and tear excepted and make the capital expenditures related to the Assets and/or the Hospital Businesses set forth on Schedule 6.1;

	(c) Take commercially reasonable actions necessary to deliver to Buyer title to the Assets or an assignment of Seller's interest therein, as the case may be, free and clear of all Encumbrances (except for the Permitted Encumbrances) and to obtain appropriate releases, consents, estoppels, certificates, opinions and other instruments as Buyer may reasonably request; provided that Seller shall not be required to make any material payments to third parties or any other significant expenditure of funds in connection therewith;

	(d) Keep in full force and effect present insurance policies or other comparable insurance benefiting the Assets and the conduct of the Hospital Businesses;

	(e) Maintain and preserve its business organizations intact (subject to the right of Seller to discharge any employee in the ordinary course of business and, in the case of the proposed discharge of any Hospital administrator or senior executive officer after reasonable notice to Buyer); and

	(f) Permit and allow reasonable access by Buyer during normal business hours to discuss with and make offers of post-Closing employment to personnel working at the Hospital Businesses, to advertise for post-Closing employment at the Hospital Businesses, and to establish relationships with physicians, payors and other Persons having business relations with Seller.

     6.2. Negative Covenants.  From the Effective Date until the
Closing Date and except as set forth on Schedule 6.2 or otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Seller will not:

	(a) Amend or terminate any Assumed Contract, or enter into any Contract; provided that Seller may enter into, terminate or amend Immaterial Contracts in the ordinary course of the Hospital Businesses consistent with past practices or may amend any such Assumed Contract to the extent that the principal effect of such amendment is to effectuate the assignment and assumption thereof pursuant to this Agreement and such amendment does not increase the obligations of Buyer following the Closing to any material extent or reduce the obligations of the other party or parties thereto to any material extent;

	(b) Make an offer for employment after Closing to any employee of the Hospital Businesses who has received an offer of employment from Buyer;

	(c) Increase compensation payable or to become payable to, make a bonus or severance payment to, or otherwise enter into one or more bonus or severance Contracts with, any employee or agent of any of the Hospital Businesses, except (i) that bonus payments may be made as required by Contracts entered into prior to the Effective Date and (ii) in the ordinary course of the Hospital Businesses consistent with past practices in accordance with existing personnel policies;

	(d) Create or assume any new Encumbrance upon any of the Assets other than (i) the interests of lessors or lessees under operating leases entered into in the ordinary course of the Hospital Businesses consistent with past practices and (ii) the Permitted Encumbrances;

	(e) Sell, assign, transfer, distribute or otherwise transfer or dispose of any item of property, plant or equipment of Seller having an original cost in excess of $5,000, other than any Excluded Assets, except in the ordinary course of the Hospital Businesses consistent with past practices with comparable replacement thereof;

	(f) Create, incur, assume, guarantee or otherwise become liable for any indebtedness, or agree to do any of the foregoing, except
     (i) indebtedness owed to Seller and (ii) other liabilities in the ordinary course of the Hospital Businesses consistent with past practices;

	(g) Cancel, forgive, release, discharge or waive any Accounts Receivable or any similar Asset or right with respect to the Hospital Businesses, or agree to do any of the foregoing, except in the ordinary course of the Hospital Businesses consistent with past practices;

	(h)  Sell or factor any Accounts Receivables;

	(i) Change any accounting method, policy or practice or, other than in the ordinary course of business in accordance with current accounting methods, policies and practices, reduce any reserves in the Financial Statements;

	(j) Terminate, amend or otherwise modify any Employee Benefit Plan or Other Plan, except Seller may make amendments required to comply with this Agreement or applicable Legal Requirements;

	(k) Increase in any material respect the liabilities or obligations included within the definition of Unbooked Employee Benefits; or

	(l) Amend or agree to amend the articles or certificate of incorporation or bylaws of Seller.

     6.3. Buyer Access to and Provision of Additional Information.

	(a) From the Effective Date until the Closing Date, Seller, to the extent legally permissible without waiving any privilege or violating any duties of confidentiality to third Persons imposed by Contracts or Legal Requirements: (i) will make available to Buyer full and complete access to and the right to inspect the Assets, books and records of Seller relating to the Hospital Businesses during normal business hours; (ii) will use its best efforts to provide to Buyer full and complete access to any of the employees and medical staff members providing services at or for the Hospital Businesses during normal business hours; (iii) will furnish to Buyer such additional financial, operating and other data and information regarding the Hospital Businesses as Buyer may from time to time reasonably request, without regard to where such information may be located to the extent in Seller's possession, and with respect to such data not in Seller's possession, will use Commercially Reasonable Efforts to make such data (including auditors' work papers) available to Buyer; and
     (iv) where any such access or information is denied due to duties of confidentiality to third Persons imposed by a Contract, Seller will give Buyer written notice of the subject matter of each non-disclosure, and, at Buyer's reasonable request, make Commercially Reasonable Efforts to obtain the waiver of such duty of confidentiality by such third Person to allow disclosure of such matter to Buyer.

	(b)  Seller will deliver to Buyer complete and genuine copies of:

               (i) within 20 days following the end of each calendar month prior to the Closing Date, the unaudited balance sheet of Seller and the related unaudited statements of income and cash flows of the Hospital Businesses for each such month then ended and for the year-to-date then ended, in consolidating and consolidated format,

		(ii) promptly after prepared, any other financial statements or reports prepared prior to Closing by or for management relating to the Hospital Businesses, together with any notes thereto, and

		(iii)     promptly after they become available, the Audited
          Financial Statements.

          (c) From the Effective Date until the Closing Date, Seller shall cause the officers and employees of the Hospital Businesses to confer on a regular and frequent basis with one or more representatives of Buyer at Buyer's request and to answer Buyer's questions regarding matters relating to the conduct of the Hospital Businesses and the status of transactions contemplated by this Agreement. Seller shall notify Buyer in writing of any material changes in the operations or financial condition of the Hospital Businesses and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) of any Person and shall keep Buyer reasonably informed of such matters.

     6.4. Alternative Proposals.

	(a) From the Effective Date until the Closing of the transactions contemplated by, or termination of, this Agreement and subject to Section 6.4(b), Seller

		(i) will not, and will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by either of them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its board of directors) with respect to a merger, acquisition, consolidation, business combination or similar transaction involving the purchase of or transfer of control over all or any significant portion of the Assets or equity or membership interests in Seller (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;

		(ii) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section; and

		(iii) will notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

	(b) Nothing contained in Section 6.4(a) shall prohibit the board of trustees, officers or agents of Seller from furnishing information to or entering into discussions or negotiations with any Person that makes an unsolicited bona fide Alternative
     Proposal; provided that (A) the board of trustees of Seller determines in good faith that such action is required for the board to comply with its fiduciary duties imposed by non-profit corporation law and other law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (C) subject to any confidentiality agreement with such Person (which Seller determined in good faith was required to be executed in order for its board to comply with fiduciary duties imposed by law), Seller keeps Buyer informed of the status (not the terms) of any discussions or negotiations.

	(c)  Nothing in this Section shall:

		(i) permit Seller to terminate this Agreement except as specifically provided in Article 11;

		(ii) permit Seller to enter into any Contract with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement Seller shall not enter into any Contract with any Person that provides for or in any way facilitates an Alternative Proposal (other than a confidentiality agreement in customary form)); or

		(iii) affect any other obligation of Seller under this Agreement.

     6.5. Insurance Ratings. From the Effective Date until the Closing Date, Seller will take all actions reasonably requested by Buyer to enable Buyer, at Buyer's expense, to succeed to the Workers' Compensation and Unemployment Insurance ratings of Seller and the Hospital Businesses for insurance purposes; provided that Seller makes no representation or warranty that Buyer will be successful in such succession. Buyer shall not be obligated to succeed to any such rating, except as it may elect to do so.

     6.6. Tail Insurance. On or prior to the Closing Date or except as otherwise agreed by Buyer at Closing, Seller will purchase and obtain an extended claims reporting provision without expiration for primary and excess professional and general liability insurance policies in force as of the Effective Date, for the full value of their existing limits of liability for activities occurring prior to the Closing Date, which shall reasonably protect the Hospitals and each physician for whom any of the Hospitals otherwise has an obligation to provide such insurance consistent with past practice and which are written on a claims made insuring agreement against insured losses. To the extent commercially available, Seller shall obtain quotes for extended claim endorsements which shall name Buyer as an insured thereunder, give Buyer notice of the cost (if any) of such endorsements and obtain such endorsements for the benefit of Buyer at the request of Buyer, provided that Buyer shall reimburse Seller for the cost of such endorsements. Buyer shall cooperate with Seller to evaluate alternative arrangements that provide substantially the same liability protections to the Parties as tail insurance, but that are less costly than the purchase by Seller of tail insurance directly. If any insurance described in this Section is provided under a program of self-insurance, Seller may satisfy the above obligations by maintaining self-insurance in amounts that provide substantially the same liability protections to the Parties as would arise under occurrence-based insurance policies purchased by Seller to cover acts and omissions prior to Closing of the Hospitals and each physician who is an employee of the Hospitals or for whom any of the Hospitals otherwise has an obligation to provide such insurance consistent with past practice, provided that Seller may engage, at its option, in a loss portfolio transfer for some or all of such risks with one or more insurers qualified to sell insurance to Seller in the State of Texas, in which event Seller shall obtain quotes for such insurers expressly naming Buyer as a beneficiary thereof to the extent commercially available, give
Buyer notice of the incremental cost (if any) of having Buyer named as a beneficiary, and name Buyer as a beneficiary in such loss portfolio transfer at the request of Buyer, provided that Buyer shall reimburse Seller for the incremental cost thereof.

     6.7. Consent of Others. Subject to the obligations of Buyer under Section 7.1, as soon as reasonably practicable after the date hereof, and in any event prior to Closing, Seller shall use Commercially Reasonable Efforts to obtain the consents required to be obtained by Seller of all necessary Persons and Governmental Authorities having jurisdiction over this transaction to the consummation of the transactions contemplated hereunder, including the Permits listed in Schedule 3.16 that are assignable by Seller, the contractual rights, licenses, investments, interests and assets referenced in Section 2.1(g),
(i), (k) and (l) and the assignment and continuation of the Assumed Contracts. The foregoing notwithstanding, Buyer shall use Commercially Reasonable Efforts to obtain any Permits listed in Schedule 3.16 that are not assignable by Seller, provided that Seller shall cooperate with Buyer in obtaining such consents so long as such cooperation is at no material cost to Seller.

     6.8. Seller's Efforts to Close. Seller shall use Commercially Reasonable Efforts to satisfy all the conditions precedent set forth in Articles 9 and 10 to its or to Buyer's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

     6.9. Employee Terminations. At Closing, Seller shall deliver to Buyer a list as of the Closing Date setting forth the name of each employee of the Hospital Businesses whose employment was terminated during the 90 day period ending on the Closing Date and the reason for such termination and Seller shall not terminate prior to Closing (except for cause) any employee to whom Buyer has agreed to offer employment.

     6.10. Acquisition of the PHO and the Boerne Property; Synthetic Lease Arrangement. At or prior to Closing, Seller shall either (i) acquire Memorial Health Foundation by merger into BHS and as a result indirectly acquire the 50% interest in the PHO and the Real Property located in Boerne, Texas owned by Memorial Professional Services, Inc., or (ii) cause such Persons to transfer and convey such Assets to Buyer at Closing, in consideration for the forgiveness of indebtedness owed by such Persons to Seller. In addition, Seller shall pay off the indebtedness related to, and obtain the termination of, the Special Synthetic Lease relating to the Real Property described on Schedule 6.10 and cause such Real Property to be transferred and conveyed to Seller.

     6.11. Texas Airlife. Prior to Closing, Seller shall use Commercially Reasonable Efforts to obtain the approval of University Health System to replace Seller as one of the two sponsors of Texas Airlife with the right to appoint 50% of Texas Airlife's Board of Directors (the other sponsor being University Health System) with Buyer or its Affiliate, as designated by Buyer; and if such approval is not obtained, Seller will take Commercially Reasonable Efforts after Closing to cause Texas Airlife to provide to Buyer substantially the same operating and economic benefits enjoyed by Seller prior to Closing.

7.0. Covenants and Obligations of Buyer.

     From the Effective Date until the Closing Date and except as otherwise expressly provided in this Agreement, or agreed to in writing by Seller, Buyer will:

     7.1. Consent of Others. As soon as reasonably practicable after the Effective Date, and in any event prior to Closing, Buyer shall use Commercially Reasonable Efforts to obtain the Permits, accreditations, consents and approvals required to be obtained by Buyer of all necessary Persons and Governmental Authorities having jurisdiction over this transaction to the consummation of the transactions contemplated hereunder, including the Permits listed in Schedule 3.16 that are not assignable by Seller. In that regard, Buyer may, in its reasonable determination, conclude that in order to obtain such Permits, accreditations, approvals or assignments, Buyer must enter into a separate agreement or understanding with the Governmental Authority, or payor, or the other party to an Assumed Contract, responsible for issuing or granting a Permit, accreditation, consent or approval. Such agreement may require Buyer to assume certain obligations and liabilities of Seller that are Excluded Liabilities or against which Seller is to indemnify, or for which Seller is to otherwise reimburse, Buyer. Alternatively, Buyer may be required by Legal Requirement to assume, or be deemed by Legal Requirement to have assumed, such obligations and liabilities of Seller. If Buyer enters into any such agreement or understanding with any such Person or assumes by Legal Requirement such obligations or liabilities of Seller, such agreement, understanding or assumption shall not in any manner whatsoever impair the rights of Buyer's Indemnified Persons to indemnification against Seller or the New Foundation, or diminish Seller's indemnity obligations to Buyer's Indemnified Persons, under this Agreement and shall under no circumstances be claimed by Seller or the New Foundation as a defense (whether of waiver, estoppel, consent, operation of law or otherwise) against Buyer's assertion of any claim under this Agreement against Seller, and the rights and obligations of the Parties to each other under this Agreement shall be determined as if such agreement or understanding with such Governmental Authority or payor, or the other party to an Assumed Contract, did not exist or such assumption was not required by Legal Requirement. Buyer shall give Seller prior notice of its intent to enter into, and Seller may participate in negotiating the terms of, any such agreement or understanding with the Governmental Authority, or payor, or the other party to an Assumed Contract, responsible for issuing or granting a Permit, accreditation, consent or approval.

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

     7.2. Buyer's Efforts to Close. Buyer shall use Commercially Reasonable Efforts to satisfy all the conditions precedent set forth in Articles 9 and 10 to its or Seller's obligations under this Agreement to the extent that Buyer's action or inaction can control or influence the satisfaction of such conditions.

     7.3. Employee Matters.

	(a) Subject to the exclusions set forth in this Section and in reliance upon the representations and warranties of Seller in Sections 3.20 and 3.21, Buyer will provide written offers, or one or more of Buyer's Affiliates will provide written offers, to employ as of the Closing Date substantially all active employees of Seller immediately prior to Closing on substantially the same terms and conditions (i.e., salaries, wages, job duties, titles, and responsibilities) applicable to such employees on the Effective Date. Buyer will also offer to employ at the Hospitals substantially all employees of Seller working at the Hospitals who are on family or medical leave, short-term disability or other short-term leave immediately prior to Closing, effective upon their return to work, on substantially the same terms and conditions (i.e., salaries, wages, job duties, titles and responsibilities) applicable to such employees prior to going on short-term leave. In addition, Buyer will offer the Hired Employees the opportunity to participate in the Buyer Employee Benefit Plans described in Section 5.5. Seller acknowledges that all employment offers will be made subject to the satisfactory completion by Buyer of its customary employee background checks. Employees employed under written Contracts will not be offered employment pursuant to this Section, but shall be employed pursuant to the terms of the Assumed Contracts, if any, relating to such employees. Any workforce reduction shall be conducted by Buyer in compliance with all applicable Legal Requirements.

	(b) Nothing contained in this Section or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to terminate at will the employment of any Hired Employee (except as otherwise provided in Assumed Contracts with such employees), or limit the right of Buyer or any Affiliate to apply its existing personnel policies and procedures to the Hired Employees. Nothing contained in this Section or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to make changes after Closing to the terms and conditions of Employee Benefit Plans offered to the Hired Employees so long as such changes apply to all employees covered by the affected Employee Benefit Plans.

	(c) With respect to the Hired Employees and their eligible dependents, Buyer will waive any eligibility waiting periods and the "pre-existing condition" exclusions under Buyer's applicable Employee Welfare Benefit Plan offered to the Hired Employees, subject to any eligibility and pre-existing condition limitations provided by Seller's Employee Welfare Benefit Plan, as the case may be, as of the Closing Date. Buyer shall give all Hired Employees credit for their accumulated and unused vacation, sick and personal days, to the extent the same constitute Accrued PTO, and for their Unbooked Employee Benefits; such amounts shall not be subject to reduction, offset or any other limitation under Buyer's vacation, holiday, sick pay or paid time-off policies and procedures. Buyer shall give all

     Hired Employees credit after
     Closing for their years of service with Seller for the purpose of determining how much vacation, holiday and sick pay and severance pay the Hired Employees are entitled to under the applicable Employee Welfare Benefit Plan of Buyer and for purposes of determining eligibility to participate, vesting percentages and rates of accrual in the Employee Pension Benefit Plans offered to the Hired Employees, subject to any limitations relating to such matters provided by Seller's Employee Welfare Benefit Plan, as the case may be, as of the Closing Date. Buyer will not make any contributions to Seller's pension plans and will not assume or otherwise become liable for (i) Seller's Employee Welfare Plans,
     (ii) obligations under Seller's severance program or severance Contracts, (iii) with respect to Hired Employees and their beneficiaries who are in a "continuum of care" on the Closing Date, payment of any inpatient hospital or sub-acute care facility charges for such admission, unless they are enrolled in an HMO plan both prior to and after Closing, (iv) long-term disability payments to any former employee of Seller who does not actively work for Buyer after Closing, or (v) other obligations to former or currently retired employees of Seller, including unemployment compensation. A person is in the "continuum of care" on the Closing Date if that person (y) is an inpatient of any hospital on the Closing Date or (z) is an inpatient at a sub-acute care facility (e.g., skilled nursing facility, long term care facility or mental health facility) on the Closing Date. Buyer will make available group health plan continuation coverage required under COBRA to employees of Seller who are eligible for COBRA, provided that Seller will reimburse Buyer, with respect to COBRA beneficiaries receiving self insured PPO coverage whose qualifying events occurred prior to the Closing Date, for any excess of PPO claims of such COBRA Beneficiaries paid from Buyer's assets and not reimbursed from stop loss insurance over the COBRA premiums collected from such COBRA Beneficiaries, determined in the aggregate with respect to all such individuals
     at the end of the COBRA period for all such employees.   If Hired
     Employees who are enrolled in an HMO plan prior to the Closing Date are in a "continuum of care" on the Closing Date and are not enrolled in an HMO plan after the Closing Date, Seller will reimburse Buyer for inpatient hospital charges paid in respect of such employee until they are no longer in the continuum of care.

          (d) Buyer will credit each Hired Employee and their eligible dependents under the Employee Welfare Benefit Plans offered to the Hired Employees with any deductibles, copayments or other cost-sharing amounts incurred by the Hired Employee or eligible dependent under Seller's Employee Welfare Benefit Plans, as the case may be, during the period beginning on the first day of the most recent plan year of the applicable Employee Welfare Benefit Plan offered by Buyer to the Hired Employees and ending on the Closing Date.

          (e) Between the Effective Date and Closing, Buyer may run newspaper advertisements in the name of any of the Hospital Businesses to recruit employees for and in the name of any of the Hospital Businesses, such employment to commence as of the Closing or any time thereafter; provided that should this Agreement terminate prior to Closing for any reason, Seller shall not be liable for any obligation made by Buyer to such prospective employee.

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

	(f) Buyer will provide tuition reimbursement to the Hired Employees enrolled in a qualified educational program at Closing, for the year in which the Closing occurs, in accordance with and subject to the terms and conditions of Seller's tuition reimbursement plan.

8.0. Additional Covenants and Obligations

     8.1. Necessary Antitrust Filings. From the Effective Date until the Closing Date, each of the Parties shall file, if and to the extent required by law, all reports or other documents required or requested by Governmental Authorities under the HSR Act or under the antitrust laws of the State of Texas concerning the transactions contemplated hereby, and comply promptly with any requests by the Governmental Authorities for additional information concerning such transactions, so that (1) the waiting period specified in the HSR Act will expire as soon as reasonably possible after the Effective Date and (2) Governmental
Authorities in Texas have been provided all information they have reasonably requested concerning the transactions contemplated hereby. Each of the Parties shall furnish to the other Parties such information as the other Parties reasonably require to perform their obligations under the HSR Act or under such Texas laws and shall exchange drafts of the relevant portions of each other's report forms or other filings prior to filing.

     8.2. Costs and Expenses.

	(a) Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the purchase of the Assets set forth herein, including counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expenses, whether or not such transactions are consummated.

	(b) Seller shall pay the cost of preparation of the Audited Financial Statements other than the Special Audited Financial Statements, all sales and use Taxes arising out of the transfer of the Assets, State and County real estate transfer Taxes, the costs of complying with the Attorney General's process referred to in Section 8.5, the cost of Buyer's standard form owner's or leasehold title insurance policies described in Section 10.6, and the cost of removing Encumbrances that are not Permitted Encumbrances. Buyer shall pay the cost of the preparation of the Special Audited Financial Statements, the HSR Act filing fee, certificate of exemption filing fees, city real estate transfer Taxes, the cost of any title insurance policy endorsements requested by Buyer, including extended coverage endorsement, and the costs of land title surveys of the Real Property and environmental, engineering and other professional studies undertaken by Buyer, and any fees related to obtaining any new Permits or the assignment or transfer of any existing Permits.

     8.3. Fulfillment of Conditions. Each Party will execute and deliver at Closing each Closing Document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

     8.4. Release of Encumbrances. Seller shall cause all Encumbrances other than the Permitted Encumbrances to be released and discharged at or prior to Closing.

     8.5. Texas Attorney General Process for Sales of Non-Profit Assets to For-Profit Corporations. Prior to Closing, Seller shall notify the Attorney General of the State of Texas of the sale of the Assets proposed herein and comply with the requirements imposed by said Attorney General in the sale of assets owned by non-profit corporations to for-profit corporations (including bearing the cost of any third party appraisals or valuations requested by the Attorney General).

9.0. Conditions Precedent to Obligations of Seller

     The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Seller:

     9.1. Accuracy of Representations and Warranties; Covenants.

	(a) Each of the representations and warranties of Vanguard and Buyer contained in this Agreement shall be true and correct on and as of the Effective Date; each of the representations and warranties of Vanguard and Buyer contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date; and each of the other representations and warranties of Vanguard and Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

	(b) Each and all of the terms, covenants and agreements to be complied with or performed by Vanguard and Buyer on or before the Closing Date shall have been complied with and performed in all material respects.

     9.2. Adverse Action or Proceeding. No bona fide action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; the Attorney General of the State of Texas shall not have imposed any post-Closing condition on Seller, compliance with which would breach any material covenant of Seller or the New Foundation in this Agreement, including Section 12.2; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets and other transactions contemplated hereunder.

     9.3. Contract and Other Consents and Approvals. Seller shall have obtained the consents and approvals required for the assignment of the contractual rights, licenses, investments, interests and assets referenced in Sections 2.1(g), (i), (k) and
(l) and all other consents and approvals that the Parties agree are required for the assignment of any Contracts (other than Immaterial Contracts) listed or described on Schedule 3.18, as it may be supplemented pursuant to Section 17.1.

     9.4. BGCT Approval. This Agreement and the transactions contemplated hereby shall have been approved by the BGCT.

     9.5. Pre-Closing Confirmations. Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller that Seller and Buyer have received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required to consummate the transactions contemplated hereby, and that all applicable waiting periods under the HSR Act have expired.

     9.6. Extraordinary Events.  Neither Vanguard nor Buyer shall
(a) be in receivership or dissolution; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt; (d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Vanguard or Buyer; or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

     9.7. Opinion of Vanguard's and Buyer's Counsel. Seller shall have received an opinion from counsel to Vanguard and Buyer (who may be in-house counsel) dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to Seller, to substantially the following effect:

	(a) Vanguard is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as it is now being conducted. Vanguard has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations herein and therein. All corporate proceedings required to be taken by Vanguard to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

	(b) Buyer is a validly existing limited partnership under the laws of the State of Delaware with full partnership power to carry on its business as it is now being conducted and is qualified to do business in Texas. Buyer has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations herein and therein. All partnership proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

	(c) The execution, delivery and performance by Vanguard and Buyer of this Agreement and each of the Closing Documents to which each of them is a party does not violate any provision of their respective articles of incorporation or bylaws or, to the knowledge of such counsel, of any indenture or other material Contract to which it is a party.

	(d) This Agreement and each of the respective Closing Documents to which it is a party constitutes a valid and binding obligation of each of Vanguard and Buyer, enforceable against each of them in accordance with the Closing Documents' respective terms, subject, as to enforcement of remedies, to (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally from time to time in effect; (b) limitations on the enforcement of equitable remedies, and (c) such other qualifications as counsel to the Parties may mutually agree upon.

	(e) To such counsel's knowledge, the consummation of the transactions described in this Agreement will not result in a violation, breach or default by Vanguard or Buyer under any material Delaware and Texas law.

In rendering such opinion(s), such counsel may rely upon certificates of governmental officials and may place reasonable reliance as to factual matters (subject to any contrary actual knowledge of counsel) upon certificates of officers of Vanguard and Buyer.

     9.8. Delivery of Closing Documents. Vanguard and Buyer shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of Section 11.4, and the General Partner shall have performed or complied with all of its obligations under the Shareholders' Agreement required to be performed or complied with prior to Closing.

10.0.     Conditions Precedent to Obligations of Buyer

     The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Buyer:

     10.1.     Representations and Warranties; Covenants.

	(a) Each of the representations and warranties of Seller contained in this Agreement and of the New Foundation in the Joinder Agreement shall be true and correct on and as of the Effective Date; each of the representations and warranties of Seller contained in this Agreement and of the New Foundation in the Joinder Agreement that are qualified as to materiality, as supplemented pursuant to Section 17.1, shall be true and correct on and as of the Closing Date; each of the other representations and warranties of Seller contained in this Agreement and of the New Foundation in the Joinder Agreement, as supplemented pursuant to Section 17.1, shall be true and correct in all material respects on and as of the Closing Date.

	(b) Each and all of the terms, covenants and agreements to be complied with or performed by Seller or the New Foundation on or before the Closing Date shall have been complied with and performed in all material respects.

	(c) The circumstances or events disclosed on the supplements to the Schedules delivered by Seller or the New Foundation pursuant to Section 17.1 shall not, individually or in the aggregate, have a Material Adverse Effect which has not been cured on or prior to the Closing Date.

     10.2. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets and other transactions contemplated hereunder.

     10.3. Pre-Closing Confirmations and Contractual Consents. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:

	(a) Seller and Buyer have received all consents, Permits, approvals, authorizations and clearances of Governmental
     Authorities required to consummate the transactions herein contemplated;

	(b) Buyer has received confirmation from the Texas Department of Health and other applicable licensure agencies that upon Closing all licenses required by law to operate the Hospital Businesses will be transferred to or issued in the name of Buyer;

	(c) The Hospitals will be qualified as of Closing to participate in the Government Payment Programs and will be entitled to receive payment under the Government Payment Programs for services rendered to qualified beneficiaries on and after the Closing Date;

	(d) Seller shall have obtained the consents and approvals required for the assignment of the contractual rights, licenses, investments, interests and assets referenced in Sections 2.1(g),
     (i), (k) and (l) and all other consents and approvals that the Parties agree are required for the assignment of any Contracts (other than Immaterial Contracts) listed or described on Schedule 3.18, as it may be supplemented pursuant to Section 17.1;

	(e) Buyer has obtained such other consents, approvals and Permits as are legally or contractually required for the consummation of the transactions described herein; and

	(f) all applicable waiting periods under the HSR Act have expired.

     10.4. Extraordinary Events. Seller shall not (a) be in receivership or dissolution; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt;
(d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or immediately after the Closing Date.

     10.5. No Material Adverse Change; Audited Financial Statements. Since August 31, 2002, no event or circumstance shall have occurred which had or reasonably could be expected to have a Material Adverse Effect, except for events occurring on or prior to the Effective Date disclosed herein, or events occurring after the Effective Date as to which Buyer consents in writing. Seller shall have delivered to Buyer the Audited Financial Statements and Buyer shall have had them for not less than 30 days, the Audited Financial Statements for the years ended August 31, 2000 and 2001 shall not have shown any adverse change from the Unaudited Financial Statements, and the Audited Financial Statements for the year ended August 31, 2002 shall have shown EBITDA during such year of not less than $10,000,000.

     10.6. Title Insurance Policies and Surveys. Buyer shall have received:

	(a) Commitments from First American Title Insurance Company to issue to Buyer as of the Closing Date one or more 1992 ALTA
     Extended Coverage, Owner's or Leasehold Title Insurance Policies for the Real Property, in amounts to be reasonably determined by Buyer, and with endorsements as Buyer may request;

	(b) Commitments from First American Title Insurance Company to issue to Buyer's mortgagee as of the Closing Date one or more
     ALTA extended coverage lender's title insurance policies for the Real Property, in amounts acceptable to the mortgagee, in form satisfactory to the mortgagee and with such endorsements as the mortgagee reasonably requires; and

	(c) ALTA Surveys of the Real Property and improvements thereon, from an engineering firm agreed to by the Parties and certified to Buyer, Seller, the title insurance company, the mortgagee and such other Persons as Buyer may designate.

     10.7. Opinion of Seller's and the New Foundation's Counsel. Buyer shall have received an opinion from counsel to Seller and the New Foundation (who may be in-house counsel) dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, to substantially the following effect:

	(a) Seller is a non-profit corporation duly incorporated and validly existing in good standing under the laws of the State of Texas with full corporate power to carry on its business as it is now being conducted. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations herein and therein. All corporate proceedings required to be taken by Seller to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

	(b) The New Foundation is a non-profit corporation duly incorporated and validly existing in good standing under the laws of the State of Texas with full corporate power to carry on its business as it is now being conducted. The New Foundation has full corporate power and authority to execute and deliver this Agreement and each of the Closing

     Documents to which it is a
     party and to perform its obligations herein and therein. All corporate proceedings required to be taken by the New Foundation to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

	(c) The execution, delivery and performance of this Agreement and each of the Closing Documents to which it is a party does not violate any provision of its articles of incorporation or bylaws, or to such counsel's knowledge, of any indenture or other
     Contract to which Seller or the New Foundation is a party.

	(d) This Agreement and each of the Closing Documents to which it is a party constitutes a valid and binding obligation of Seller and the New Foundation, enforceable against each of them in accordance with its terms, subject, as to enforcement of remedies, to (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally from time to time in effect; (b) limitations on the enforcement of equitable remedies and (c) such other qualifications as counsel to the Parties may mutually agree upon.

	(e) To such counsel's knowledge, the consummation of the transactions described in the Agreement will not result in a violation, breach or default by Seller or the New Foundation under any material Texas law.

In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance as to factual matters (subject to any contrary actual knowledge of counsel) upon certificates of officers of Seller and the New Foundation.

     10.8. Lien Searches and Termination Statements. Seller shall have delivered to Buyer UCC lien, litigation and tax searches showing all Encumbrances on the Assets, accompanied by fully executed UCC termination statements or other releases or reconveyances for all Encumbrances that are not Permitted
Encumbrances.

     10.9. Hill-Burton Facilities. There shall be no Encumbrance on or affecting any of the Assets or Hospital Businesses relating to or arising out of the Hill-Burton Act except Encumbrances, if any, arising from Hill-Burton Act obligations that Buyer elects to assume.

     10.10. Delivery of Closing Documents. Seller and the New Foundation shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of
Section 11.3 and Seller shall have performed or complied with all of its obligations under the Shareholders' Agreement required to be performed or complied with prior to Closing.

11.0.     Closing; Termination of Agreement

     11.1. Closing. Consummation of the sale and purchase of the Hospital Businesses and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Seller at 10:00 a.m. on the tenth business day following satisfaction or waiver of the conditions set forth in Articles 9 and 10, or at such time or place as the Parties may mutually agree. Unless otherwise agreed in writing by the Parties at Closing, the Closing shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date.

     11.2. Pre-Closing. A pre-closing of the transactions contemplated hereunder may, if the Parties so agree, be held at a time and place mutually agreeable to the Parties on one or more business days preceding the Closing Date.

     11.3.     Deliverables of Seller and the New Foundation at
Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller and the New Foundation shall deliver or cause to be delivered:

	(a)  To Buyer:

               (i) Special warranty deeds, fully executed by Seller (and the appropriate Subsidiaries of Seller, if any), and in recordable form, conveying to Buyer fee title to the owned Real Property, free and clear of all Encumbrances other than the Permitted Real Property Encumbrances;

		(ii) bills of sale and assignment, fully executed by Seller (and the appropriate Subsidiaries of Seller), in form and substance reasonably acceptable to Buyer, conveying to Buyer good and valid title to all Assets other than the Real Property, free and clear of all Encumbrances other than the Permitted Personal Property Encumbrances;

		(iii) assignments, fully executed by Seller (and the appropriate Subsidiaries of Seller), in form and substance reasonably acceptable to Buyer, conveying to Buyer Seller's interests in the Assumed Contracts; and

		(iv) the Joinder Agreement fully executed by Seller and the New
          Foundation.

          (b)  To the General Partner:

		(i) the agreement between the shareholders of the General Partner in the form attached as Exhibit D (with such changes thereto as are acceptable to the parties thereto, the "Shareholders' Agreement");

		(ii) the License Agreement between Buyer and Seller, in the form attached as Exhibit E (with such changes thereto as are acceptable to the parties thereto, the "License Agreement"), pursuant to which Seller will grant to Buyer the right to use the name "Baptist" and any derivatives including the word "Baptist" that are currently in use by Seller in the conduct of the Hospital Businesses upon the terms and conditions described therein;

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
		(iii) original or certified copies or a binder of the tail insurance policies required by Section 6.6, and receipts evidencing payment of the premiums therefor;

		(iv) copies of resolutions duly adopted by the board of trustees of Seller authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers of Seller;

		(v) certificates of the duly authorized officer of Seller certifying that each of the representations and warranties of Seller contained in this Agreement, as supplemented in accordance with Section 17.1, that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Seller contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date have been complied with and performed;

		(vi) certificates of incumbency for the officers of Seller executing the Agreement and the Closing Documents, dated as of the Closing Date;

		(vii) certificates of existence and good standing from the state in which Seller is incorporated or organized, each dated the most recent practical date prior to Closing; and

		(viii) copies of resolutions duly adopted by the board of trustees of the New Foundation authorizing and approving the execution and delivery of this Agreement and the Closing
          Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers of the New Foundation;

		(ix) certificates of the duly authorized officer of the New Foundation certifying that each of the representations and warranties of the New Foundation contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of the New Foundation contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by the New Foundation on or before the Closing Date have been complied with and performed;

		(x) certificates of incumbency for the officers of the New Foundation executing the Agreement and the Closing Documents, dated as of the Closing Date;

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

		(xi) certificates of existence and good standing from the state in which the New Foundation is incorporated or organized, each dated the most recent practical date prior to Closing; and

		(xii) such other Closing Documents as Buyer or Vanguard reasonably deems necessary to effect the transactions contemplated hereby.

     11.4. Vanguard's and Buyer's Deliverables at Closing. At the Closing and unless otherwise waived in writing by Seller, Vanguard and Buyer shall deliver or cause to be delivered to
Seller:

	(a) the Cash Portion of the Purchase Price and certificates evidencing the General Partner Shares, the Preferred Shares and the Subordinated Note,

	(b) an assumption agreement, fully executed by Buyer, in form and substance acceptable to Seller, pursuant to which Buyer shall assume the future payment and performance of the Assumed
     Liabilities and the Assumed Debt;

	(c)  the Shareholders' Agreement, fully executed by the General
     Partner;

	(d)  the Joinder Agreement, fully executed by Buyer;

	(e) copies of resolutions duly adopted by the boards of directors of Vanguard and the General Partner authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Vanguard or the General Partner, as the case may be;

	(f) certificates of the duly authorized President or a Vice President of Vanguard and the General Partner certifying that each of the representations and warranties of Vanguard and Buyer contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Vanguard and Buyer contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Vanguard and Buyer on or before the Closing Date have been complied with and performed;

	(g) certificates of incumbency for the officers of Vanguard, and the General Partner executing this Agreement and the Closing
     Documents, dated as of the Closing Date;

	(h) certificates of existence and good standing of Vanguard, and the General Partner, and a certificate of existence of Buyer, from the states in which they are incorporated or organized, as the case may be, dated the most recent practical date prior to Closing; and

	(i) such other Closing Documents as Seller or the New Foundation reasonably deems necessary to effect the transactions contemplated hereby.

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

     11.5.     Termination Prior to Closing.

	(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating Party to the other Parties:

		(i) at any time before the Closing, by mutual consent of Buyer and Seller;

		(ii) by Buyer in accordance with Section 11.6;

		(iii) at any time before the Closing, by Buyer on the one hand, or by Seller on the other hand, in the event of material breach of this Agreement by the non-terminating Party;

		(iv) if the satisfaction of any condition to such Party's obligations under this Agreement becomes impossible or impracticable with the use of Commercially Reasonable Efforts and the failure of such condition to be satisfied is not caused by a breach by the terminating Party;

		(v) at any time after January 3, 2003, by Seller if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by Seller or the New Foundation;

		(vi) at any time after January 3, 2003, by Buyer if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by Buyer;

               (vii) by Buyer if, since August 31, 2002, any event, occurrence or development of a state of circumstances or facts has occurred which has had or reasonably could be expected to have a Material Adverse Effect;

               (viii) by Seller if, as a result of an Alternative Proposal received by Seller from a Person other than Vanguard or Buyer, the board of directors or trustees of Seller determines in good faith that its fiduciary obligations under applicable non-profit corporation law and other law require that such Alternative Proposal be accepted; provided that (i) the board of trustees of Seller shall have determined in good faith on the basis of oral or written advice of outside counsel that such action is required by its fiduciary obligations under applicable law after considering applicable provisions of state non-profit corporation law and other law and after giving effect to all concessions, if any, which have been offered by Buyer pursuant to clause (ii) of this paragraph, and (ii) prior to any such termination as a result of such an Alternative Proposal, Seller shall, and shall cause its financial and legal advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated hereby; and

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

          provided further that, in connection
          with the negotiations covered by clause (ii) of this paragraph, the purchase price in the Alternative Proposal shall not be deemed to be in excess of Buyer's Purchase Price under this Agreement until the purchase price in the Alternative Proposal is in excess of the greater of (x) the sum of (A) the Purchase Price under this Agreement and (B) the $10,000,000 termination fee set forth in Section 11.7(a) and (y) the sum of (A) that amount higher than the Purchase Price proposed by Buyer as Buyer's new purchase price for the Assets and (B) the $10,000,000 termination fee set forth in Section 11.7(a);

               (ix) by Buyer if (A) trading generally shall have been suspended or is materially limited on or by the New York Stock Exchange or the Nasdaq National Market, or (B) any moratorium on commercial banking activities shall have been declared by either Federal or New York State authorities and is continuing, or (C) the United States shall have declared war in accordance with its constitutional processes, or (D) there shall have occurred and be continuing any material outbreak or escalation of hostilities or other national or international calamity or crisis (other than any such hostilities or crises as may exist as of the Effective
          Date) which has materially adversely impaired the procurement by Buyer of the proposed senior secured B Term Loans which Buyer plans to utilize to fund most of the Cash Portion of the Purchase Price, or (E) there shall have occurred and be continuing any material disruption of or material adverse change in financial, banking or capital market conditions or in the syndication market for senior secured B Term Loans in the United States which has materially adversely impaired the procurement by Buyer of the proposed senior secured B Term Loans which Buyer plans to utilize to fund most of the Cash Portion of the Purchase Price; or

		(x) at any time by Buyer upon written notice to Seller along with paying to Seller the termination fee described in Section 11.7(a).

	(b)  No termination shall be effective pursuant to
     Section 11.5(a)(viii) or Section 11.5(a)(x) unless concurrently with such termination, Seller or Buyer, as the case may be, pays the applicable termination fee in full in accordance with the provisions of Section 11.7.

     11.6. Termination for Casualty. If prior to the Closing Date any part of one or more of the Hospitals is destroyed or damaged by fire, theft, vandalism or other cause or casualty and, as a result thereof, either (i) more than $2,000,000 of Assets is rendered prior to the Closing Date unsuitable for its primary intended use or (ii) the Hospitals are unable to provide all Core Services, Buyer may terminate this Agreement in its entirety without penalty. Otherwise, the Parties shall consummate the transactions notwithstanding such destruction or damage, in which event Seller shall pay, transfer and assign to Buyer at Closing the proceeds (or the right to receive the proceeds) of, plus any deductibles or copayments required under, the applicable insurance policy.

     11.7.     Effect of Termination.

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

	(a) If this Agreement is terminated pursuant to Section 11.5(a), other than pursuant to Sections 11.5(a)(iii), (viii) or (x), neither Party shall have any claim against the other. If Seller terminates this Agreement pursuant to Section 11.5(a)(viii), Seller shall pay to Vanguard in cash a termination fee of $10,000,000. If Buyer terminates this Agreement pursuant to
     Section 11.5(a)(x), Buyer shall pay to Seller in cash a termination fee of $50,000,000. If Seller terminates this Agreement pursuant to Section 11.5(a)(iii), Buyer's liability to Seller for Losses suffered by Seller shall not exceed
     $50,000,000. The Parties acknowledge and agree that the agreements contained in this Section are an integral part of the transaction contemplated by the Agreement and constitute liquidated damages and not a penalty. If one Party fails to promptly pay to the other any fee due under this Section 11.7, the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest as provided in Section 17.16 from the date such fee was required to be paid.

	(b) Upon termination of this Agreement, Buyer's right of access shall terminate, each Party shall promptly return every document furnished it by the other Party (or any Affiliate of such other Party) in connection with the transactions contemplated hereby, whether obtained before or after execution of this Agreement, and all copies thereof, and will destroy all copies of any analyses, studies, compilations or other documents prepared by it or its representatives to the extent they contain any information with respect to the business of the other Parties or their Affiliates, and will cause its representatives to whom such documents were furnished to comply with the foregoing.

	(c) This Section 11.7 shall survive any termination of this Agreement.

12.0.     Post Closing Covenants of Seller

     12.1. Termination of Hired Employees. As of the Closing Date, all Hired Employees shall cease to be employed by Seller and cease to accumulate additional benefit accruals in any Employee Pension Benefit Plan of Seller. As soon as practicable after Closing (but in any event prior to December 31 of the year in which the Closing occurs), Seller shall provide Buyer with all necessary payroll records for the calendar year in which the Closing occurs so that Buyer may furnish a Form W-2 to all Hired Employees disclosing all wages and other compensation paid to them (and amounts withheld therefrom) by Seller and Buyer in the calendar year.

     12.2.     Noncompetition.

	(a) For a period of five years from and after the Closing Date, neither Seller nor the Foundation nor the New Foundation shall, directly or indirectly, and Seller and the New Foundation shall use their respective best efforts to cause their respective
     Affiliates (including the New Foundation) not to, in any capacity:

		(i) own, lease, manage, operate, control, participate in the management or control of, be employed by, or maintain or continue any interest whatsoever in any hospital, or in any other facility that provides outpatient surgery, diagnostic imaging, renal dialysis, radiation therapy, primary care, urgent care, cardiac catherization or endoscopy services within a 25-mile radius of each of the Hospitals, which are in direct competition with the Hospital Businesses; or

		(ii) employ or solicit the employment of any Hired Employee unless (X) such employee resigns voluntarily (without any solicitation from Seller, the Foundation or the New Foundation or any of their Affiliates), (Y) Buyer consents in writing to such employment or solicitation, or (Z) such employee is terminated by Buyer after the Closing Date; or

		(iii) Take any affirmative act with the sole intent of causing any Person (including any physician employee or medical staff member) to terminate any Contract for the provision or arrangement of health care services from any of the Hospitals.

          (b)  Notwithstanding the foregoing:

		(i) Seller, the Foundation and the New Foundation, or any successor to any of the foregoing, shall be permitted at any time and from time to time to engage in the health care businesses or to make grants to fund the health care businesses described on
          Schedule 12.2;

		(ii) Seller may continue to hold its equity interest in Buyer, which the parties acknowledge is not an Affiliate of Seller subject to the limitations of this Section; and

		(iii) Seller, the Foundation and the New Foundation may advertise generally for employment opportunities and issue other notices of employment opportunities to the public at large and employ Hired Employees who accept offers of employment pursuant to such general advertisements and public notices.

          (c) Seller acknowledges that any remedy at law for any breach of this Section would be inadequate and consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that a breach or threatened breach of this Section may be effectively enjoined.

     12.3. Change of Corporate Names. Promptly after Closing, Seller shall change and cause its Affiliates (other than the Foundation and the New Foundation) to change their corporate names to names not including "Baptist Hospital", "Baptist Health System," "Baptist Medical Center" or any variation of the foregoing related to or suggesting activities falling within the sphere of activities restricted under Section 12.2, provided that if Seller merges or consolidates with BCFS or any other BGCT-affiliated entity, such entity may change its name to "Baptist Health and Family Services" or another name substantially similar thereto containing the words "Baptist" and "Health".

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

     12.4. Seller's Cost Reports. Seller will prepare and timely file or cause to be prepared and timely filed all Cost Reports required to be filed after Closing for periods ending on or prior to the Closing Date, including the terminating Cost Report required as a result of the consummation of the transactions described herein. The Purchase Price shall be allocated in the terminating Cost Report in a manner consistent with the allocation for Tax purposes described in Section 2.7. Buyer will forward to Seller any and all correspondence, remittances and demands relating to Seller's Cost Reports within five business days after receipt by Buyer. Seller shall retain all rights to Seller's Cost Reports, including any payables resulting from or reserves relating to the Cost Reports and the right to appeal any Medicare determinations relating to the Cost Reports.

     12.5. Further Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer full legal right, title and interest in and actual possession of the Assets and the Hospital Businesses, and to generally carry out the purposes and intent of this Agreement. Seller also shall furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and Hospital Businesses.

     12.6. Scholarships. Seller or the New Foundation shall for a period of at least ten years following the Closing continue to provide, and will cause its Affiliates to provide, scholarships and financial support at the Institute of Health Education to enhance career opportunities in the health care field in San
Antonio, Texas at levels at or above those currently provided by Seller and such Affiliates; provided that the foregoing obligation is conditioned upon Buyer's compliance with Section
13.7.

     12.7. Lease of Seller's Employee Benefit Plans. At the request of Buyer, Seller will cover the Hired Employees under any or all of Seller's Employee Benefit Plans from the Closing Date until December 31, 2002, provided that (i) Buyer shall reimburse Seller for all of Seller's direct out-of-pocket costs of such leased Employee Benefit Plans and (ii) Buyer's request for such lease must be made to Seller a reasonable time prior to Closing.

13.0.     Post-Closing Covenants of Buyer.

     13.1.     General Partner Board of Directors; Hospital Advisory
Board.

	(a) The Board of Directors of the General Partner shall be comprised of seven members, four of whom shall be nominated by a subsidiary of Vanguard and three of whom shall be nominated by Seller or the New Foundation, and each of the shareholders of the General Partner shall execute a consent, or vote its shares in the General Partner at any annual or special meeting of shareholders where action with respect to the election of directors is to be taken, so as to give effect to the provisions of this Section 13.1. Either such shareholder may revoke at any time the nomination of a particular individual nominated by it.

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

     If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist any vacancy on the Board of Directors of General Partner, the shareholder entitled under this Section 13.1 to nominate such individual whose death, disability, retirement, resignation or removal resulted in such vacancy may nominate another individual to fill such capacity and serve as a director. If, at any time, a shareholder of the General Partner is then entitled to vote for the removal of directors of the General Partner, it will not vote any of its shares in favor of the removal of any director who shall have been nominated pursuant to this Section 13.1 unless the shareholder entitled to nominate such director shall have consented to such removal in writing. The provisions of this paragraph shall be merged into the Shareholders' Agreement upon Closing.

	(b) As soon as practicable following the Closing, Buyer will appoint and maintain one or more advisory boards for the Hospitals composed of the Hospital's Chief Executive Officer and equal numbers of physicians on the Hospital's medical staff and community representatives (the "Advisory Board"), in accordance with Buyer's model bylaws. Subject to applicable Legal Requirements, the Advisory Board will advise the Hospital on medical staff credentialing, quality assurance and accreditation, in accordance with Buyer's model bylaws. In its advisory capacity, the Advisory Board shall also review and advise Buyer on management's recommended capital budgets for the Hospital.
     The Advisory Board will be composed of between five and 15 members appointed for terms of three years on a staggered basis to provide continuity. The composition of the initial Advisory Board shall be agreed upon by Buyer and Seller on or prior to the Closing Date and Seller or the New Foundation may nominate candidates for 50% of the seats of each Advisory Board up for selection in each year thereafter. The provisions of this paragraph shall be merged into the Shareholders' Agreement upon Closing.

     13.2. Indigent and Low Income Care. Buyer acknowledges that the Hospitals have historically provided significant levels of care for indigent and low-income patients and have also provided care through a variety of community-based health programs.
Subject to changes in Legal Requirements or governmental guidelines or policies (such as implementation of universal healthcare coverage), Buyer will maintain and adhere to the Hospitals' current policy on charity care, a copy of which is attached as Exhibit F, and for the first seven years after Closing will continue to provide not less than $12,300,000 of charity care annually to indigent and low-income patients, provided that on each of the first six anniversaries of the Closing Date, the annual dollar amount of charity care to be provided by Buyer pursuant to this Section shall be subject to adjustment as provided in Schedule 13.2. Within 120 days after each of the first seven anniversaries of the Closing Date, Buyer will provide Seller or the New Foundation with an annual report of its compliance with the charity care commitment described in this Section in a form reasonably acceptable to Seller or the New Foundation, as the case may be. Seller acknowledges that the dollar amount of charity care may vary as a result of a number of factors, including changes in payor mix, local unemployment figures and eligibility requirements for State or Federal health benefit programs. If Buyer fails to provide at least the dollar amount of charity care required by this Section in any period covered by the annual report, Buyer shall set forth in the annual report the reasons for such noncompliance and the Parties shall consult with each other in good faith to determine what, if any, actions Buyer may take to reasonably satisfy the Seller or the New Foundation, as the case may be, that Buyer is providing sufficient levels

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

of charity care to indigent and low-income patients. Upon request of Seller or the New Foundation at any time after the sixth anniversary of the Closing Date, Buyer and Seller or the New Foundation, as the case may be, shall negotiate in good faith to determine whether Buyer should extend its commitment to provide specified dollar amounts of charity care and, if so, the amount and period of the extended commitment.

     13.3.     Commitments to Maintain the Hospitals and Provide Core
Services.

	(a) For seven years from the Closing Date and unless otherwise agreed by Seller or the New Foundation, Buyer shall maintain each of the Hospitals as a general acute care hospital licensed in the State of Texas and accredited by the Joint Commission on Accreditation of Healthcare Organizations.

	(b) For seven years from the Closing Date and unless otherwise agreed by Seller or the New Foundation, Buyer shall provide at the Hospitals, at a minimum those services described on Schedule
     13.3 (the "Core Services").

     13.4. Capital Expenditures. Seller and Buyer have jointly developed preliminary short and long-term capital plans and strategic initiatives designed to meet projected service and facility needs and reaffirm their commitments to the stated goals and objectives of such plans and initiatives. Seller and Buyer shall use Commercially Reasonable Efforts to update the preliminary capital plan prior to the Closing with a more definitive capital plan providing for agreed future capital expenditures for the Hospital Businesses. To such end, Buyer will expend or commit in a binding Contract to expend (or cause or permit its Affiliates or third parties to expend or commit in a binding Contract to expend) not less than $200,000,000 for capital expenditures in and around the San Antonio metropolitan area during the first six years after Closing, $75,000,000 of which Buyer will expend or commit in a binding Contract to expend (or cause or permit its Affiliates or third parties to expend or commit in a binding Contract to expend) during the first two years after Closing; provided that the performance of any such binding commitment to expend capital shall occur not later than 12 months following the end of such two-year period or six-year period, as the case may be. If Buyer, its Affiliates and such third parties do not spend or commit to spend the full
$75,000,000 within the two-year period or the full $200,000,000 within the six-year period, Buyer shall pay to Seller, the New Foundation or its assignee upon demand the balance in cash, provided that if Seller terminates the License Agreement pursuant to its right to do so under Section 8(c) of the License
Agreement, Buyer shall not be obligated to pay the balance in cash, but, in addition to any other rights or remedies available to Seller under law, Seller may seek specific performance of Buyer's capital expenditure commitment hereunder. Permitted Life Safety Repairs and Special Capital Expenditures which are added to the calculation of the Purchase Price in Section 2.5(a) shall count towards Buyer meeting the capital expenditure covenants set forth in this Section 13.4.

     13.5. Retention of Medical Staff. Buyer shall permit all members of the Hospitals' medical staff, whether active, honorary, temporary or otherwise, to retain their current medical staff appointments until the expiration of their current terms or, if earlier, two years after Closing. The foregoing will not limit the ability of Buyer's board of directors, the Hospital's Advisory Board or

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the Hospital's medical executive committee to suspend medical staff appointment or clinical privileges in accordance with the terms and provisions of the medical staff bylaws.

     13.6. Christ-Centered Delivery System. In its conduct of the Hospital Businesses, Buyer will establish and support the recommendations of a "Ministry and Mission Committee", comprised of members nominated by Seller or the BGCT, to preserve and maintain the Baptist mission and Christ-centered approach that Seller has used historically in the conduct of the Hospital
Businesses and to oversee pastoral care at the Hospitals. Buyer will employ a Vice President of Ministries, at fair market compensation, to oversee mission, vision and values integration and will maintain indefinitely chapels in all of the Hospitals and enhance the pastoral care and clinical pastoral education programs of the Hospitals in conjunction with the Committee. The Ministry and Mission Committee will recommend to management the candidate for appointment to the Vice President of Ministries.
Buyer will maintain Seller's policy on therapeutic abortion and sterilization. Buyer will work with Seller and the BGCT to define the scope and mission of pastoral care programs at the Hospital Businesses after the Closing.

     13.7. Institute of Health Education. For not less than ten years after Closing, Buyer will continue to operate the Institute of Health Education's Schools of Professional Nursing, Surgical Technology, Medical Imaging and Vocational Nursing in substantially the same manner and with substantially the same financing commitments as Seller operated and financed the Institute of Health Education as of the Effective Date (or with such expanded or improved facilities, faculty and staff, curriculum or financing commitments as Buyer may determine).

     13.8. Post Closing Assistance to Seller. Notwithstanding any of the other provisions of this Agreement, at all times after Closing upon reasonable notice and during normal business hours, Buyer will make its records available to Seller in a timely manner and cooperate with and assist Seller in a timely manner with the following:

	(a) The preparation and filing by Seller of Seller's Cost Reports as required by Section 12.4;

	(b) The preparation and filing by Seller of W-2s not filed by Buyer pursuant to Section 12.1 and other Tax Returns of Seller;

	(c) Defending any audits or prosecuting any appeals with regard to Seller's Cost Reports; and

	(d)  Paying Excluded Liabilities and utilizing Excluded Assets.

For 12 months after the Closing Date, Buyer will comply with the provisions of this Section 13.8 at no cost to Seller other than out-of-pocket expenses. From and after the first anniversary of the Closing Date, Seller shall reimburse Buyer for its actual reasonable costs of complying with this Section 13.8. Buyer shall provide such information, cooperation and assistance without warranty of any kind to Seller, including a warranty about the reliability of the contents of such information.

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     13.9.     No Sale of Hospitals.   For seven years after the
Closing Date and without the consent of Seller or the New
Foundation, Buyer shall not sell or otherwise transfer all or substantially all of the Assets constituting one or more of the Hospitals to any Person, other than a transfer to a Permitted Transferee. Nothing in this Section shall limit or impair the ability of Buyer to operate and conduct the business of the Hospitals as Buyer sees fit in its sole discretion, subject to its obligations in this Agreement.

     13.10. Termination of Post-Closing Covenants. If Seller terminates the License Agreement pursuant to its right to do so under Section 8(c) of the License Agreement during the first two years of the term of the License Agreement, Buyer's covenants and agreements in this Article 13 shall terminate and be of no further force or effect, except that Buyer's covenants and agreements in Sections 13.4 and 13.8 shall survive such termination. If Seller terminates the License Agreement pursuant to its right to do so under Section 8(c) of the License Agreement after the first two years of the term of the License Agreement, Buyer's covenants and agreements in this Article 13 shall terminate and be of no further force or effect, except that Buyer's covenants and agreements in Sections 13.3(a), 13.4 and
13.8 shall survive such termination. If Seller terminates the License Agreement for any other reason, Buyer's covenants and agreements in this Article 13 shall survive such termination.

     13.11. Future Local Operations. Buyer and Vanguard will develop any additional hospitals or healthcare facilities which they may from time to time determine to develop within Bexar County, Texas through the Buyer and in accordance with the provisions of the Shareholders' Agreement and the License Agreement, to the extent such agreements are then in effect.

14.0.     Other Post-Closing Agreements

     14.1.     Post-Closing Maintenance of and Access to Information.

	(a) The Parties acknowledge that after Closing each Party may need access to information and documents (regardless of medium) in the control or possession of another Party for the purposes of concluding the transactions contemplated by this Agreement, preparing Tax Returns or conducting Tax audits, obtaining insurance, complying with the Government Payment Programs and other Legal Requirements, and prosecuting or defending third party claims. Accordingly, each Party shall keep, preserve and maintain in the ordinary course of business, and as required by Legal Requirements and relevant insurance carriers, all books, records (including patient medical records), documents, databases and other information (regardless of medium) in the possession or control of such Party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof. Thereafter, each Party shall notify the other Parties, and offer to the other Parties reasonable access to such documents, prior to the destruction thereof.

	(b) Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records, documents and other information to the extent reasonably necessary to

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     facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use its best efforts to cause its former and present directors, officers and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement.

	(c) Buyer shall promptly forward to Seller all bills, notices, correspondence, claims or actions relating to any Excluded Asset or Excluded Liability and will not pay Excluded Liabilities and then request reimbursement from Seller therefor.

	(d) Upon Buyer's receipt of appropriate consents and authorizations, Seller or its assignee shall be entitled to remove from the Hospital Businesses, at their sole risk and expense, any patient or other records that relate to events or periods prior to Closing for purposes of pending claims or litigation involving matters to which such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospitals shall be promptly returned to Buyer following their use by Seller.

	(e) The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.

     14.2. Transition Services and Patients. If Buyer receives any Cost Report settlement amounts from the Government Payment Programs for discharges occurring prior to the Closing Date, Buyer shall promptly tender such amounts to Seller. If Seller receives any Cost Report settlement amounts from the Government Payment Programs for discharges occurring on or after the Closing Date, Seller shall promptly tender such amounts to Buyer. Each Party shall be entitled to receive from the Government Payment Programs and Blue Cross and Blue Shield of Texas Cost Report settlements (including capital costs, indirect medical education and disproportionate share) for those patients discharged by a Party at the time such Party owned the Hospitals based upon the Cost Report filed by such Party.

15.0.     Indemnification

     15.1. Indemnification by Seller. Subject to and to the extent provided in this Article, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer's Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Buyer's Indemnified Persons, directly or indirectly, as a result of or arising from:

	(a) Any false or incorrect representation or warranty made by Seller in this Agreement or by the New Foundation in the Joinder Agreement, provided that in determining whether there has been any such false or incorrect representation or warranty, any qualification as to materiality included in any representation or warranty shall not be taken into account;

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	(b)  The nonfulfillment of any covenant, agreement or other
     obligation of Seller or the New Foundation set forth in this Agreement or in any other agreement or instrument delivered by Seller or the New Foundation pursuant to this Agreement, except as may be waived by Buyer; and

	(c)  The Excluded Liabilities.

     15.2.     Seller's Limitations.



	(a)  In no event shall Seller's indemnification obligations under
     Section 15.1(a) exceed $100,000,000.

	(b) Seller shall not be required to make any indemnification payment pursuant to Section 15.1(a) unless the aggregate of all amounts for which indemnity payable by Seller exceeds $750,000 (the "Basket Amount"), and in such event, Seller shall be responsible for only the amount in excess of the Basket Amount; provided that there shall be no minimum Loss requirement, and liability of Seller shall arise from and after $1.00 of Losses, in respect of Losses resulting from Seller's intentional misrepresentation or fraud.

	(c) The liability of Seller with respect to any claim for indemnification by any Indemnified Party pursuant to Section 15.2 shall be offset dollar-for-dollar by (i) any insurance proceeds received by Buyer after the Closing Date in respect of the Losses involved, and (ii) any other recovery made by Buyer from any third-party on account of the Losses involved.

	(d) Seller shall have no liability under Section 15.1(a) if, at or before the Closing Date, Vanguard or Buyer had actual knowledge of a false or incorrect representation or warranty of Seller or the New Foundation (other than as a result of disclosure by Seller or the New Foundation) and did not inform one of the Persons listed on Schedule 1.2(g)(i) of such knowledge.

     15.3. Indemnification by Vanguard and Buyer. Subject to and to the extent provided in this Article, from and after the Closing Date, Vanguard and Buyer shall each indemnify, defend and hold harmless Seller's Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Seller's
Indemnified Persons, directly or indirectly, as a result of or arising from:

	(a) Any false or incorrect representation or warranty made by Vanguard or Buyer, provided that in determining whether there has been any such false or incorrect representation or warranty, any qualification as to materiality included in any representation or warranty shall not be taken into account;

	(b) The nonfulfillment of any covenant, agreement or other obligation of Vanguard or Buyer set forth in this Agreement or in any other agreement or instrument delivered by Vanguard or Buyer pursuant to this Agreement, except as may be waived by Seller;

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

	(c)  The Assumed Liabilities; and

	(d) Any liability or claim of Seller arising under the WARN Act as a result of Buyer's termination after Closing of any employee hired by Buyer in accordance with Section 7.3 or as a result of the termination by Seller of any corporate employees of Seller to whom Buyer does not make employment offers as of Closing pursuant to Section 7.3.

     15.4.     Vanguard's and Buyer's Limitations.



	(a) In no event shall Vanguard's or Buyer's indemnification obligations under Section 15.3(a) exceed $100,000,000.

	(b) Buyer shall not be required to make any indemnification payment pursuant to Section 15.3(a) unless the aggregate of all amounts for which indemnity payable by Buyer exceeds the Basket Amount and in such event, Buyer shall be responsible for only the amount in excess of the Basket Amount; provided that there shall be no minimum Loss requirement, and liability of Buyer shall arise from and after $1.00 of Losses, in respect of Losses resulting from Buyer's intentional misrepresentation or fraud.

	(c) The liability of Buyer with respect to any claim for indemnification by any Indemnified Party pursuant to Section 15.4 shall be offset dollar-for-dollar by (i) any insurance proceeds received by Seller or the New Foundation after the Closing Date in respect of the Losses involved, and (ii) any other recovery made by Seller or the New Foundation from any third-party on account of the Losses involved.

	(d) Vanguard and Buyer shall have no liability under Section 15.3(a) if, at or before the Closing Date, Seller or the New Foundation had actual knowledge of a false or incorrect representation or warranty of Vanguard or Buyer (other than as a result of disclosure by Vanguard or Buyer) and did not inform one of the Persons listed on Schedule 1.2(g)(ii) of such knowledge.

     15.5. Notice and Procedure. All claims for indemnification by any Indemnified Party against an Indemnifying Party under this Article shall be asserted and resolved as provided in the following provisions of this Article 15

     15.6. Notice and Control of Litigation. If any claim or liability for which an Indemnifying Party would be liable for Losses to an Indemnified Party is asserted in writing by a Person other than any Buyer's Indemnified Persons or Seller's Indemnified Persons, the Indemnified Party shall notify the Indemnifying Party in writing of the same within 30 days after receipt of such written assertion of a claim or liability.
Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the Indemnifying Party shall be relieved of its obligations pursuant to this Article to the extent such failure to notify in the time required above materially adversely affects the Indemnifying Party's ability to defend such matter. If the Indemnifying Party notifies the Indemnified Party within 30 days after notice of such claim that the Indemnifying Party will defend the Indemnified Party against the claim, the Indemnifying Party shall, at its sole cost and risk, defend

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the claim and control the defense, settlement and
prosecution of any litigation. If within 30 days after notice of such claim the Indemnifying Party either notifies the Indemnified Party that the Indemnifying Party disputes its obligations of indemnity with respect to the claim or fails to notify the Indemnified Party that the Indemnifying Party will defend the claim, or if the Indemnifying Party notifies the Indemnified Party within such 30 days that the Indemnifying Party will defend the Indemnified Party against the claim but fails thereafter to diligently prosecute or settle the claim, the Indemnified Party will have the right (but not the obligation) to undertake the defense, compromise or settlement of such claim at the cost and risk of the Indemnifying Party. Anything in this Section notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim,
(ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim, and (iii) the Indemnifying Party may not assume the defense of the claim on behalf of the Indemnified Party if (1) the Persons against whom the claim is made, or any impleaded Persons, include both the Indemnifying Party and any Indemnified Party, and (2) representation of both such Persons by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the claim on its own behalf and to employ counsel at the expense of the Indemnifying Party. All Parties agree to cooperate fully as necessary in the defense of such matters (including making any counterclaim or cross-claim against any Person other than another Party).

     15.7. Notice of Claim. If an Indemnified Party has a claim against any Indemnifying Party that is not described in Section 15.6, the Indemnified Party shall deliver a notice with reasonable promptness to the Indemnifying Party describing the claim. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

     15.8. Mixed Claims. Notice of any claim composed in part of third party claims and claims that are not third party claims may be given pursuant to either Section 15.6 or 15.7, and the giving of a notice under Section 15.6 when a notice is properly due under Section 15.7, or the giving of a notice under Section 15.7 when a notice is properly due under Section 15.6, shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party has been irreparably prejudiced thereby.

     15.9. Presumption of Liability. If the Indemnifying Party either fails to notify the Indemnified Party within 30 days following its receipt of notice of the claim that the Indemnifying Party disputes its obligations of indemnity with respect to a claim or assumes the defense of a claim, the claim will be conclusively deemed a liability of the Indemnifying
Party.

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     15.10.    Disputed Claims.   If the Indemnifying Party timely
notifies the Indemnified Party that the Indemnifying Party disputes its obligations of indemnity with respect to the claim, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within 60 days following receipt of the notice and, if such dispute is not resolved through negotiations during such 60-day period, it shall be resolved pursuant to the provisions of
Article 16.

     15.11. Payment of Losses. The Indemnifying Party shall pay the amount of any Losses to the Indemnified Party within 30 days after notice of the claim is given or on such later date (i) in the case of a claim described in Section 15.6 that the Indemnified Party suffers Losses, or (ii) in the case of a claim described in Section 15.7, promptly after the Indemnified Party suffers Losses in respect of the claim. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party's obligation to indemnify and the amount thereof has been determined, the amount due shall bear interest from the date that the Indemnifying Party suffered
Losses in respect of the claim until paid at the interest rate provided in Section 17.16.

     15.12. Limitation Period. No claim pursuant to this Article 15 may be asserted under this Agreement unless the Party making the claim gives the Party against whom the claim is to be made notice of such claim before the end of the applicable survival period (as hereinafter defined), provided that such claim shall survive the expiration of the survival period if notice thereof, as required hereby, was previously given.

     15.13. Survival of Representations; Indemnity Periods. Notwithstanding any right of Buyer (whether or not exercised) to investigate the Hospital Businesses or any right of any Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party contained in this Agreement, each of Seller and the New Foundation has, on the one hand, and Buyer and Vanguard have, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement as set forth in this Section. The representations, warranties, covenants and agreements in this Agreement made by the Parties will survive the Closing (a) indefinitely with respect to matters covered by Sections 2.4, 3.1, 4.1, 5.1, 12, 13, 14, 15, 17.13 and
18; (b) until the sooner of 60 days after the expiration of all applicable periods of statutes of limitations (including all periods of extension, whether automatic or permissive) or three years with respect to matters covered by Sections 3.5, 3.13, 3.17, 3.22, 3.23, 3.26, 3.27, 3.28, 4.4, 5.4, 5.7, 5.11, 5.13,
5.14 and 5.15; and (c) until the second anniversary of the Closing Date in the case of all other representations, warranties, covenants and agreements, except that:

		(i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this clause (b) or
          (c) above shall survive, if notice shall have been given pursuant to Section 15.7 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article,

		(ii) in the event of intentional misrepresentation or fraud in the making of any representation or warranty, all representations and warranties that are the subject of the intentional misrepresentation or fraud shall survive until the expiration of all

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	  applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby, and

		(iii) rights to indemnification under this Article will survive until any claims brought hereunder shall have been satisfied or otherwise resolved as provided herein.

16.0.     Alternate Dispute Resolution

     16.1. Agreement to Use the Procedure. In the event of a dispute between the Parties arising out of or related to this Agreement, the Parties shall utilize the procedures specified in this Article except (i) when otherwise modified by written agreement of the Parties at the time or after such time the dispute arises; (ii) in connection with disputes relating to the Post-Closing Adjustments, in which event the provisions of
Section 2.5 shall be utilized; (iii) any dispute relating to the exercise of a right to terminate the Agreement, (iv) any dispute arising out of a third party lawsuit, (e.g., a potential cross-claim), notwithstanding that the dispute otherwise arises under the Agreement, and (v) when otherwise expressly provided elsewhere in this Agreement.

     16.2. Initiation of the Procedure. A Party seeking to utilize these procedures (the "Initiating Party") shall give written notice to the other Party or Parties, describing briefly the nature of the dispute and its claim and identifying an individual with authority to settle the dispute on its behalf. The Party receiving such notice (the "Responding Party") shall have ten days within which to designate, in a written notice given to the Initiating Party, an individual with authority to settle the dispute on its behalf. The individuals so designated shall be known as the "Authorized Individuals."

     16.3. Unassisted Settlement. The Authorized Individuals shall make such investigations as they deem appropriate and promptly thereafter (but in no event later than 15 days from the date of designation of the Responding Party's Authorized Individual) shall commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days from the commencement of discussions (such 30th day being the "Submission Date"), it shall be submitted to alternative dispute resolution (the "ADR") as provided below.

     16.4. Selection of the Neutral. The Parties shall have ten days from the Submission Date to select a mutually acceptable
Person who is not an Affiliate or employee of any Party to resolve the dispute (the "Neutral"). If no Neutral has been selected within such time, any Party to the dispute may request that the American Arbitration Association, the Center for Public Resources, or another mutually agreed-upon provider of neutral dispute resolution services, supply within ten days a list of potential Neutrals with qualifications specified by the Parties. Within five days after receipt of the list, the Parties shall independently rank the proposed candidates, simultaneously exchange rankings and select as the Neutral the individual receiving the highest combined ranking who is available to serve.

     16.5. Time and Place for the ADR. In consultation with the Neutral, the Parties shall promptly designate a mutually convenient time and place for the ADR (and unless circumstances require otherwise, such time shall be no later than 60 days after selection of the Neutral).

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     16.6.     Exchange of Information.  In the event any Party has a
substantial need for information in the possession of the other
Party in order to prepare for the ADR, the Parties shall attempt in good faith to agree on procedures for the expeditious exchange of such information, with the help of the Neutral if necessary.

     16.7. Summary of Views. One week prior to the first scheduled session of the ADR, each Party shall deliver to the Neutral and to the other Party a concise written summary of its views on the matter in dispute, such summary not to exceed ten pages in length.

     16.8. Staffing the ADR. In the ADR, each Party shall be represented by the Authorized Individual and by up to two counsel (who may be in house counsel). In addition, each Party may bring such other Persons (the maximum number of which shall be agreed upon by the Parties in advance) as may be needed to respond to questions, contribute information and participate in the negotiations, with the assistance of the Neutral, if necessary.

     16.9. Conduct of the ADR. The Parties, in consultation with the Neutral, will agree upon a format for the meetings designed to assure that the Neutral and the Authorized Individuals have an opportunity to hear an oral presentation of each Party's views on the matter in dispute, and that the Authorized Individuals attempt to negotiate a resolution of the matter in dispute, with or without the assistance of counsel or others, but with the assistance of the Neutral. To this end, the Neutral is authorized to conduct both joint meetings and separate private caucuses with the Parties. The Neutral will keep confidential all information learned in private caucus with either Party unless specifically authorized by such Party to make disclosure of the information to the other Party.

     16.10. The Neutral's Views. The Neutral shall (a) unless requested not to do so by the Parties, provide his opinion to the Parties on the probable outcome should the matter be litigated, and (b) if requested to do so by the Parties, make one or more recommendations as to the terms of a possible settlement, upon any conditions imposed by the Parties (including a minimum and maximum amount). The Neutral shall base his opinions and recommendations on information then available to the Parties, excluding only such information disclosed by any Party to the Neutral in confidence but not disclosed to the other Party or Parties. The opinions and recommendations of the Neutral shall not be binding on the Parties.

     16.11. Termination of the Procedure. The Parties shall participate in the ADR to its conclusion (as designated by the Neutral) and not terminate negotiations concerning resolution of the matters in dispute until at least ten days thereafter. No Party shall commence a lawsuit or seek other remedies prior to the conclusion of the ten-day post-ADR negotiation period, provided that either Party may commence litigation within five days prior to the date after which the commencement of litigation could be barred by an applicable statute of limitations or doctrine of laches, or in order to request a temporary restraining order or preliminary injunction to prevent irreparable harm, in which event the Parties shall continue nevertheless (unless prohibited by court order) to participate in the ADR to its conclusion.

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     16.12.    Fees of the Neutral; Disqualification.  The Parties
shall share the fees of the Neutral equally. The Neutral shall be disqualified as a witness, consultant, expert or counsel for either Party with respect to the matters in dispute and any litigation or other matters relating thereto.

     16.13. Confidentiality. The procedures described above are intended to constitute a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. The entire Procedure is confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the Procedure by any Party, its agents, employees, representatives or other invitees, and by the Neutral (who will be the Parties' joint agent for purposes of the Procedure) are confidential and, where appropriate, shall be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the Parties, and shall not be disclosed to anyone not an agent, employee, expert, witness or representative of any Party, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the Procedure.

17.0.     General

     17.1.     Schedules.

	(a) The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any fact disclosed on one Schedule shall be deemed to be disclosed on each other applicable Schedule. At or prior to Closing, Seller shall supplement the Schedules or deliver new Schedules as necessary to make each of the representations and warranties of Seller contained in Article 3 and of the New Foundation contained in the Joinder Agreement true and correct in all material respects on and as of the Closing Date, provided that without Buyer's written consent, (i) Seller may not supplement any Schedule relating to the representations and warranties in Section 3.6, and (ii) no such supplement may exclude any Assets being conveyed to or purchased by Buyer or add any Permitted Encumbrances or any liabilities or obligations being assumed by Buyer. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and, without limiting the generality of the foregoing, the mere listing of a document as an exception to any representation or warranty shall not be deemed to disclose the contents of such document as an exception to any representation or warranty. Any Contracts, documents or other materials delivered by Seller or its advisors to any of Vanguard and Buyer shall be deemed to be delivered to each of Vanguard and Buyer.

	(b) The Parties acknowledge that all of the Schedules anticipated to have been completed as of the Effective Date (the "Signing Schedules") have not been completed, and Seller shall not be in breach of any representation or warranty made in this Agreement by reason of the fact that all of the Signing Schedules are not in fact attached to this Agreement on the Effective Date of this Agreement. Each Schedule on the List of Schedules that is

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     marked with an asterisk is a "Final Schedule" and may not
     change without agreement of the Parties and shall not be governed by the provisions of this Section 17.1(b). With respect to each missing Signing Schedule:

		(i) Seller will prepare or complete a draft of all Signing Schedules (the "Draft Schedules") and deliver the Draft Schedules to Buyer as soon as possible after the Effective Date, but in any event no later than October 25, 2002.

               (ii) If any Draft Schedule is acceptable to Buyer, it will thereupon be a "Final Schedule"; and

               (iii) If Buyer determines in its sole but reasonable discretion that a Draft Schedule is not acceptable, the Parties will attempt promptly and in good faith to resolve their differences with respect to the Draft Schedule, and if the parties reach a written agreement with respect to the Draft Schedule, the Draft Schedule will be a "Final Schedule".

	(c) Each Final Schedule shall be deemed to be the corresponding Schedule referred to in this Agreement and shall be part of this Agreement as fully as if it had been appended on, and shall speak as of, the Effective Date. Notwithstanding any other provision of this Agreement, if any Draft Schedule is for any reason whatsoever not delivered by Seller to Buyer on or before October 25, 2002, or for any reason whatsoever does not become a Final Schedule pursuant to the provisions of this Section on or before November 11, 2002, then Buyer shall have the absolute right to terminate this Agreement on any date subsequent to November 11, 2002.

	(d) If Buyer determines reasonably and in good faith that any Omitted Contract should not be an Assumed Contract because it (i) is unreasonably burdensome on the operations of the Hospital Businesses, (ii) violates any Legal Requirement, or (iii) has been knowingly omitted by Seller from Schedule 2.1(e), then Buyer shall promptly notify Seller of such determination and, subject to the following sentence, such Omitted Contract will not be an Assumed Contract. If Seller disagrees reasonably and in good faith with Buyer's determination that the Omitted Contract should not be an Assumed Contract, then such matter will be submitted to Vanguard's Chief Executive Officer and to Seller's Chairman, or their respective designees, who shall meet promptly after such submission and finally determine in good faith whether such Omitted Contract is or should be an Assumed Contract. Such determination of Vanguard's Chief Executive Officer and Seller's Chairman, or their respective designees, shall be final and binding on the Parties. If Vanguard's Chief Executive Officer and Seller's Chairman, or their respective designees, are unable to agree, the dispute shall be resolved pursuant to the provisions of Article 16.

     17.2. CON Disclaimer. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need laws of any state, until the appropriate Governmental Authorities shall have granted a certificate of need or other appropriate approval or determined that no certificate of need or other approval is required.

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

     17.3. Tax and Government Payment Program Effect. None of the Parties (nor such Parties' counsel or accountants) has made or is making in this Agreement any representation to any other Party
(or such Party's counsel or accountants) concerning any of the Tax or Government Payment Program effects or consequences on the other Party of the transactions provided for in this Agreement.
Each Party represents that it has obtained, or may obtain, independent Tax and Government Payment Program advice with respect thereto and upon which it, if so obtained, has solely relied.

     17.4. Reproduction of Documents. This Agreement as originally executed and all documents relating hereto, including consents, waivers and modifications which may hereafter be executed, the Closing Documents, financial statements, certificates and other information previously or hereafter furnished to any Party, may be reproduced by any Party by any photographic, microfilm, electronic or similar process and the Parties may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that an originally executed copy of the Agreement or any other such document shall control over any purported reproduction thereof to the extent of any differences between the two.

     17.5. Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the consent of another Person would (i) constitute a breach thereof or in any material way affect the rights of Seller thereunder;
(ii) be ineffective or render the Contract void or voidable, or
(iii) materially affect Seller's rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract, claim or right, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After Closing, the Parties shall continue to use Commercially Reasonable Efforts to obtain the consent to the assignment of such Contract, claim or right.

     17.6. Time of Essence. Time is of the essence in the performance of this Agreement, provided that if the day on or by which a notice must or may be given or the performance of any Party's obligation is due is a Saturday, Sunday or holiday for banks in San Antonio, Texas, then the day on or by which such notice must or may be given or that such performance is due shall automatically be extended to the first business day thereafter. This Section may be waived only in a writing expressly referring hereto.

     17.7. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by any Party or any Party must or may exercise discretion, such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

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

     17.8. Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to such State's conflicts of laws rules, and all remedies for dispute resolution arising under this Agreement, including mediation, shall be conducted in San Antonio, Texas.

     17.9. Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns, including BCFS if Seller merges with BCFS. No Party may assign this Agreement without the prior written consent of the other Parties.

     17.10. Third Party Beneficiary. The terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of the Parties, Buyer's Indemnified Persons with respect to Article
15, Seller's Indemnified Persons with respect to Article 15, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person. Any reference in this Agreement to one or more Employee Benefit Plans of Buyer includes provisions, if any, in such plans permitting their termination or amendment and any covenant in this Agreement to provide any Employee Benefit Plan shall not be deemed or construed to limit the right of Buyer to terminate or amend such plan in accordance with its terms.

     17.11. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy permitted the waiving Party in this Agreement (i) shall not waive or be construed to waive any subsequent breach or violation of the same provision (ii) shall not waive or be construed to waive a breach or violation of any other provision, and (iii) shall be in writing and may not be presumed or inferred from any Party's conduct. Except as expressly provided otherwise in this Agreement and except for the obligation of the Parties to first utilize the ADR procedure in Article 16, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

     17.12. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (i) on the date tendered by personal delivery; or (ii) on the date tendered for delivery by nationally recognized overnight courier, in any event addressed as follows:

If to Buyer:        c/o Vanguard Health Systems, Inc.
                    20 Burton Hills Boulevard, Suite 100
                    Nashville, Tennessee 37215
                    Attn:  General Counsel
                    Facsimile:  (615) 665-6197

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

If to Seller:       John D. Box, Esq.
                    Senior Vice President-Legal Affairs & Chief
               	    Legal Officer
                    Baptist Health System
                    615 Soledad, Suite 315
                    San Antonio, Texas 78205-1207
                    Facsimile:  (210) 297-0081

with a copy to:     J. Patrick Ryan, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    300 Convent Street, Suite 1500
                    San Antonio, Texas 78205
                    Facsimile:  (210) 224-2035

or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section.

     17.13. Misdirected Payments. Seller shall remit to Buyer with reasonable promptness any monies received by Seller after Closing constituting or in respect of the Assets and Assumed Liabilities. Buyer shall remit to Seller with reasonable promptness any monies received by Buyer after Closing constituting or in respect of the Excluded Assets and Excluded Liabilities. If any Person determines that funds previously paid or credited to the Hospital Businesses in respect of services rendered prior to the Closing
Date have resulted in an overpayment or must be repaid, Seller shall be responsible for the repayment of said monies (and the defense of such actions). If Buyer suffers any deduction to or offset or withhold against amounts due either of them of funds previously paid or credited to the Hospital Businesses in respect of services rendered prior to the Closing Date, Seller shall immediately pay to Buyer, as the case may be, the amounts so billed or offset upon demand. Any amounts due Buyer by Seller or its Affiliate, or due Seller by Buyer or its Affiliate, may be offset against monies or other funds held by the Party entitled to payment; provided that Seller shall first have the opportunity to review the facts giving rise to the deduction, offset or withhold and raise any related objection thereto. Any dispute between the Parties as to any deduction, offset or withholding proposed under this Section 17.13 shall be resolved pursuant to
Article 16.

     17.14. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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

     17.15. Entire Agreement; Amendment. This Agreement supersedes all previous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties representing the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the Parties on or after the Effective Date. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Article 15, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute the same instrument. This Agreement may not be amended except in a written instrument executed the Parties.

     17.16. Interest. Unless otherwise provided herein to the contrary, any monies required to be paid by any Party to another Party pursuant to this Agreement shall be due two business days after demand therefor and if not paid when due shall accrue interest from and after the due date to and including the date full payment is made at an annual rate equal to the prime rate in effect for the relevant period as reported by the Wall Street Journal under "Money Rates".

     17.17. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

     17.18.    Confidentiality; Public Announcements.

	(a) Except for disclosure required by the applicable securities laws or other Legal Requirements, with respect to information provided by Seller to Buyer in connection with and relative to this proposed transaction, the executed Confidentiality Agreement dated March 14, 2002, in respect of confidentiality between Vanguard and Seller shall remain in effect until Closing.

	(b) At all times before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other Party's approval of the text of any public report, statement or release to be made on behalf of such Party. If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party's disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof.

18.0.     Guarantee of Buyer's Obligations.

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

     Vanguard, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of their obligations under this Agreement and each of the Closing Documents subject to the terms hereof and thereof and so undertakes to Seller and the New Foundation that, if and whenever Buyer is in default, Vanguard will on demand from Seller or the New Foundation duly and promptly perform or procure the performance of Buyer's obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated, as the case may be, if at any time any sum paid to Seller must be restored by Seller upon the bankruptcy, liquidation or reorganization of Buyer. Vanguard's obligations under this Section shall not be affected or discharged in any way by any proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief laws.

[The remainder of this page is intentionally blank]

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     In Witness Whereof, the Parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.

Baptist Health System


By: /s/ Earl G. Cutler
Title:  Chairman, Board of Trustees


VHS San Antonio Partners, L.P.

By:  VHS Acquisition Subsidiary Number 5, Inc.,
     General Partner


     By: /s/ Keith B. Pitts
     Title:  Executive Vice President


Vanguard Health Systems, Inc.


By: /s/ Keith B. Pitts
Title:  Vice Chairman

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